Exhibit 10.25

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY FIVE ASTERISKS (*****).

O F F I C E      L E A S E      ( F S G )

PARKRIDGE ONE

Lone Tree, Colorado

LANDLORD:

LBA REALTY FUND III-COMPANY II, LLC

a Delaware limited liability company

TENANT:

tw telecom holdings inc.,

a Delaware corporation

TABLE OF CONTENTS

ARTICLE 1 - LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS The confidential portions of Article 1 have been redacted and marked by five asterisks (*****). The confidential portions of Article 1 have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.	1

ARTICLE 2 - LEASE	14

ARTICLE 3 - PREMISES	14

ARTICLE 4 - TERM AND POSSESSION	14

ARTICLE 5 - RENT	18

ARTICLE 6 - SECURITY DEPOSIT	19

ARTICLE 7 - OPERATING EXPENSES/UTILITIES/SERVICES	19

ARTICLE 8 - MAINTENANCE AND REPAIR	20

ARTICLE 9 - USE	21

ARTICLE 10 - HAZARDOUS MATERIALS	21

ARTICLE 11 – PARKING	22

ARTICLE 12 - TENANT SIGNS	22

ARTICLE 13 – ALTERATIONS	23

ARTICLE 14 - TENANT’S INSURANCE	25

ARTICLE 15 - LANDLORD’S INSURANCE	27

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION	27

ARTICLE 17 - CASUALTY DAMAGE/DESTRUCTION	28

ARTICLE 18 - CONDEMNATION	29

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION	29

ARTICLE 20 - ASSIGNMENT AND SUBLETTING	30

ARTICLE 21 - SURRENDER AND HOLDING OVER	31

ARTICLE 22 - DEFAULTS	32

ARTICLE 23 - REMEDIES OF LANDLORD	32

ARTICLE 24 - ENTRY BY LANDLORD	33

ARTICLE 25 - LIMITATION ON LIABILITY	34

ARTICLE 26 - SUBORDINATION	34

ARTICLE 27 - ESTOPPEL CERTIFICATE	35

ARTICLE 28 - RELOCATION OF PREMISES	35

ARTICLE 29 - MORTGAGEE PROTECTION	35

ARTICLE 30 - QUIET ENJOYMENT	35

ARTICLE 31 - MISCELLANEOUS PROVISIONS	36

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ARTICLE 32 - EARLY TERMINATION RIGHTS	40

ARTICLE 33 - SELF-HELP AND OFFSET	40

ARTICLE 34 - ADDITIONAL PROVISIONS	42

EXHIBITS:

Exhibit A	Premises Floor Plan
Exhibit B	Site Plan and Legal Description
Exhibit C-1	Landlord-Managed Work Letter
Exhibit C-2	Tenant-Managed Work Letter
Exhibit D	Notice of Lease Term Dates
Exhibit E	Rules and Regulations
Exhibit F	Estoppel Certificate
Exhibit G	HVAC Services/Parameters
Exhibit H	Janitorial Specifications
Exhibit I	Existing Telecommunications License
Exhibit J	Existing Storage License
Exhibit K	Subordination, Non-Disturbance and Attornment Agreement

RIDERS:

Rider No. 1	Extension Option
Rider No. 2	Fair Market Rental Rate

ii

THIS LEASE, entered into as of this 25th day of October, 2010, for reference purposes, is by and between LBA REALTY FUND III-COMPANY II, LLC, a Delaware limited liability company, hereinafter referred to as “Landlord”, and tw telecom holdings inc., a Delaware corporation, hereinafter referred to as “Tenant”.

ARTICLE 1 - LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS

1.1	Landlord’s Address:	LBA Realty Fund III-Company II, LLC
4601 DTC Boulevard, Suite 120
Denver, Colorado 80237
Attn: SVP - Operations
Facsimile: (303) 708-1222

With simultaneous
	copies to:	LBA Realty Fund III-Company II, LLC
c/o LBA Realty
17901 Von Karman, Suite 950
Irvine, California 92614
Attn: Asset Manager
Telephone: (949) 833-0400
Facsimile: (949) 955-9350

	For payment of Rent:	LBA Realty Fund III-Company II, LLC
P.O. Box 51364
Los Angeles, CA 90051-5594

1.2	Tenant’s Address:	tw telecom holdings inc.
10475 Park Meadows Drive
Lone Tree, Colorado 80124
Attn: Deputy General Counsel
Telephone: (303) 566-1279
Facsimile: (303) 566-1010

With simultaneous
	copies to:	tw telecom holdings inc.
4055 Valley View Lane, #110
Dallas, Texas 75244
Attn: President, Real Estate
Telephone: (214) 451-6600
Facsimile: (214) 451-6601

1.3 Building: The Building commonly known as ParkRidge One, 10475 Park Meadows Drive, Lone Tree, Colorado 80124. The Building, together with all other buildings, improvements and facilities (as reasonably approved by Tenant), now or subsequently located upon the land (the “Site”) as shown on the Site Plan and Legal Description attached hereto as Exhibit B is referred to herein as the “Property”. The Property is commonly known as Park Ridge One. Landlord and Tenant stipulate and agree that the Building contains 166,708 rentable square feet, for all purposes of this Lease and shall not be subject to further remeasurement at any time during the Term or any extensions thereof.

1.4 Premises: The entirety of the Building consisting of 166,708 rentable square feet as outlined on the Premises Floor Plan attached hereto as Exhibit A. Landlord and Tenant stipulate and agree that the Premises contains 166,708 rentable square feet for all purposes of this Lease and shall not be subject to further remeasurement at any time during the Term or any extensions thereof. A portion of the Premises to be leased hereunder consisting of 115,854 rentable square feet (“Current Premises”) are currently occupied by the Tenant pursuant to the provisions of that certain Lease dated July 22, 1999, as amended (“Prior Lease”). The Current Premises are comprised of the following: (i) Suite 300 on the third (3rd) floor of the Building consisting of 28,400 rentable square feet, (ii) Suite 400 on the fourth (4th) floor of the Building consisting of 28,403 rentable square feet, (iii) Suite 250 on the second (2nd) floor of the Building consisting of 16,759 rentable square feet; (iv) Suite 150 on the first (1st) floor of the Building consisting of 7,093 rentable square feet; (v) Suite 170 on the first (1st) floor of the Building consisting of 2,452 rentable square feet; (vi) the common area corridor on the second (2nd) floor of the Building consisting of 120 rentable square feet; (vii) Suite 100 on the first (1st) floor of the Building consisting of 10,461 rentable square feet; (viii) Suite 200 on the second (2nd) floor of the Building consisting of 10,276 rentable square feet; (ix) Suite 510 on the fifth (5th) floor of the Building consisting of 3,263 rentable square feet; (x) Suite 520 on the fifth (5th) floor of the Building consisting of 3,214 rentable square feet; and (xi) Suite 110 on the first (1st) floor of the Building consisting of 5,413 rentable square feet. The Current Premises shall be supplemented by the addition of the following additional space: (a) Suite 115 on the first (1st) floor of the Building consisting of 581 rentable square feet (“First Floor Premises”); (b) Suite 500 and Suite 550 on the fifth (5th) floor of the Building consisting of 21,870 rentable square feet (collectively, the “Fifth Floor Premises”); and (c) the entirety of the sixth (6th) floor of the Building consisting of 28,403 rentable square feet (“Sixth Floor Premises”). Tenant is currently in occupancy of the First Floor Premises pursuant to the terms of that certain Limited License for Temporary Use of Unleased Space between Landlord and Tenant dated July 30, 2010 (the “License Agreement”).

1.5 City: The City of Lone Tree, State of Colorado.

1.6 Commencement Date: The date for commencement of the Term is January 1, 2011 (“Commencement Date”), provided, however the date for commencement of the Term for the Sixth Floor Premises only shall be on August 1, 2011 (“Sixth Floor Premises Commencement Date”).

1.7 Term: One hundred twenty-one (121) calendar months (each, a “Month”), commencing on the Commencement Date and ending on the last day of the 121st full calendar Month following the Commencement Date (“Expiration Date”). Each consecutive twelve (12) month period of the Term, commencing on the Commencement Date, will be referred to herein as a “Lease Year”.

1.8 Monthly Base Rent: Tenant shall pay Monthly Base Rent according to the following schedules:

CURRENT PREMISES RENT SCHEDULE (115,854 rsf)

Term	Sq. Ft.	Per Sq. Ft.	Monthly Base Rent	Annual Base Rent*
1-1-11 to 8-31-11**	115,854	*****	*****	*****
9-1-11 to 12-31-15	115,854	*****	*****	*****
1-1-16 to 1-31-21	115,854	*****	*****	*****

*	Figures are based on a full calendar year; Annual Base Rent for any time periods for less than a full calendar year shall be appropriately pro-rated.
**	Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions), Landlord agrees to waive, forgive, and not to demand or collect from Tenant the entire amount of Monthly Base Rent for the Current Premises for the period beginning on the Commencement Date and continuing through ***** (“Current Premises Abatement Period”) (collectively, the “Current Premises Rent Abatement”). The Current Premises Rent Abatement by this Section will be suspended if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the Current Premises Abatement Period, an event of monetary default beyond any applicable notice and cure period. If such event of monetary default shall thereafter be cured by Tenant, the suspension of the Current Premises Rent Abatement shall be lifted, and Tenant shall be entitled to any future Current Premises Rent Abatement as well as any previously suspended Current Premises Rent Abatement. Except for such Current Premises Rent Abatement, all of the terms and conditions of this Lease will be applicable with respect to the Current Premises during the Current Premises Abatement Period.

FIRST FLOOR PREMISES RENT SCHEDULE (581 rsf)

Term	Sq. Ft.	Per Sq. Ft.	Monthly Base Rent	Annual Base Rent*
1-1-11 to 8-31-11**	581	*****	*****	*****
9-1-11 to 12-31-15	581	*****	*****	*****
1-1-16 to 1-31-21	581	*****	*****	*****

*	Figures are based on a full calendar year; Annual Base Rent for any time periods for less than a full calendar year shall be appropriately pro-rated.
**	Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions), Landlord agrees to waive, forgive and not to demand or collect from Tenant the entire amount of Monthly Base Rent for the First Floor Premises for the period beginning on January 1, 2011, and continuing through ***** (the “First Floor Premises Abatement Period”) (collectively, the “First Floor Premises Rent Abatement”). The First Floor Premises Rent Abatement by this Section will be suspended if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the First Floor Premises Abatement Period, an event of monetary default beyond any applicable notice and cure period. If such event of monetary default shall thereafter be cured by Tenant, the suspension of the First Floor Premises Rent Abatement shall be lifted, and Tenant shall be entitled to any future First Floor Premises Rent Abatement as well as any previously suspended First Floor Premises Rent Abatement. Except for such First Floor Premises Rent Abatement, all of the terms and conditions of this Lease will be applicable with respect to the First Floor Premises during the First Floor Premises Abatement Period.

FIFTH FLOOR PREMISES RENT SCHEDULE (21,870 rsf)

Term	Sq. Ft.	Per Sq. Ft.	Monthly Base Rent	Annual Base Rent*
1-1-11 to 8-31-11**	21,870	*****	*****	*****
9-1-11 to 12-31-15	21,870	*****	*****	*****
1-1-16 to 1-31-21	21,870	*****	*****	*****

*	Figures are based on a full calendar year; Annual Base Rent for any time periods for less than a full calendar year shall be appropriately pro-rated.
**	Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions), Landlord agrees to waive, forgive and not to demand or collect from Tenant the entire amount of Monthly Base Rent for the Fifth Floor Premises for the period beginning on the Commencement Date and continuing through ***** (the “Fifth Floor Premises Abatement Period”) (collectively, the “Fifth Floor Premises Rent Abatement”). The Fifth Floor Premises Rent Abatement by this Section will be suspended if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the Fifth Floor Premises Abatement Period, an event of monetary default beyond any applicable notice and cure period. If such event of monetary default shall thereafter be cured by Tenant, the suspension of the Fifth Floor Premises Rent Abatement shall be lifted, and Tenant shall be entitled to any future Fifth Floor Premises Rent Abatement as well as any previously suspended Fifth Floor Premises Rent Abatement. Except for such Fifth Floor Premises Rent Abatement, all of the terms and conditions of this Lease will be applicable with respect to the Fifth Floor Premises during the Fifth Floor Premises Abatement Period.

SIXTH FLOOR PREMISES RENT SCHEDULE (28,403 rsf)

Term	Sq. Ft.	Per Sq. Ft.	Monthly Base Rent	Annual Base Rent*
8-1-11 to 9-30-11 **	28,403	*****	*****	*****
10-1-11 to 12-31-15	28,403	*****	*****	*****
1-1-16 to 1-31-21	28,403	*****	*****	*****

*	Figures are based on a full calendar year; Annual Base Rent for any time periods for less than a full calendar year shall be appropriately pro-rated.
**	Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions), Landlord agrees to waive, forgive and not to demand or collect from Tenant the entire amount of Monthly Base Rent for the Sixth Floor Premises for the period beginning on the Sixth Floor Premises Commencement Date and continuing through ***** (the “Sixth Floor Premises Abatement Period”) (collectively, the “Sixth Floor Premises Rent Abatement”). The Sixth Floor Premises Rent Abatement by this Section will be suspended if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the Sixth Floor Premises Abatement Period, an event of monetary default beyond any applicable notice and cure period. If such event of monetary default shall thereafter be cured by Tenant, the suspension of the Sixth Floor Premises Rent Abatement shall be lifted, and Tenant shall be entitled to any future Sixth Floor Premises Rent Abatement as well as any previously suspended Sixth Floor Premises Rent Abatement. Except for such Sixth Floor Premises Rent Abatement, all of the terms and conditions of this Lease will be applicable with respect to the Sixth Floor Premises during the Sixth Floor Premises Abatement Period.

The Current Premises Abatement Period, the First Floor Premises Abatement Period, the Fifth Floor Premises Abatement Period and the Sixth Floor Premises Abatement Period are each sometimes referred to generically individually as an “Abatement Period” and the Current Premises Rent Abatement, the First Floor Premises Rent Abatement, the Fifth Floor Premises Rent Abatement and the Sixth Floor Premises Rent Abatement are each sometimes referred to generically as the “Initial Rent Abatement.”

1.9 Security Deposit: None.

1.10 Permitted Use: General office use and telecommunications services and related office uses including installation and use of all equipment reasonably required to run such operations, and for any other office use purpose as may be legally permitted, appropriate or otherwise commonly and generally permitted within Comparable Buildings (hereinafter defined) subject to the express provisions set forth in this Lease and as permitted by Law (as hereinafter defined), and for no other use whatsoever. In addition, Tenant may use a portion of the Premises as reasonably approved by Landlord for the purpose of the installation and operation of a cafeteria, sandwich shop and/or other similar food service operation, including facilities for hot food cooking and seating areas, serving Tenant’s employees, clients and guests and, at Tenant’s election, the general public (the “Ancillary Use”). The portion of the Premises utilized for the Ancillary Use may be operated by Tenant or by a vendor, contractor or other licensee retained by Tenant and reasonably approved by Landlord. In the event Tenant is no longer the sole tenant of the Building, Tenant agrees, at Landlord’s request, to discuss potential options for allowing the Ancillary Use for use by other tenants of the Building on terms mutually agreeable to the parties; provided, however, that nothing contained in the foregoing shall be deemed to require Tenant to allow third parties to utilize the portion of the Premises being operated for the Ancillary Use. The Ancillary Use will be a part of the Permitted Use hereunder. Without limiting the generality of the foregoing, in no event will Landlord have the right to impose any other conditions under this Lease (including, without limitation, any additional deposits or any rights to any gross receipts collected in connection with the Ancillary Use) with respect to the portion of the Premises being used for the Ancillary Use. No other retail use shall be permitted. “Comparable Buildings” shall mean similarly situated first-class office buildings in the southeast suburban corridor of the Denver, Colorado metropolitan area, taking into account, age, size and other relevant operating factors.

1.11 Parking: The Property currently contains 683 parking spaces of which there are a total of: (a) 621 surface parking spaces of which fourteen (14) are designated as handicapped parking spaces, nine (9) are designated as visitor spaces, and five (5) are designated as motorcycle spaces; and (b) sixty-two (62) are covered/underground parking spaces, one (1) of which is designated as a handicap parking space. Subject at all times to the terms of Section 1.22 of this Lease Summary and Article 11 of the Standard Lease Provisions and the Parking Rules and Regulations contained in Exhibit E attached to this Lease and incorporated herein by this reference, as of the Commencement Date, and continuing at all times during the Term hereof, and any extensions thereof, so long as Tenant is the sole tenant in the Building, Tenant shall have the exclusive right to the entirety of all of the aforementioned surface and covered/underground parking spaces. All of the parking shall be at no charge to Tenant until January 1, 2014, at which time all current covered/underground spaces (but not any other parking that may be constructed by Landlord pursuant to any other provision of this Lease, notwithstanding that such parking may be covered and/or underground) shall be at the then current market rate per space, per Month for the balance of the Term as reasonably determined by Landlord; provided, however, Landlord shall only charge for such covered/underground spaces if: (a) such parking charges are commonly prevailing and commonly charged by other landlords in Comparable Buildings; and (b) at all times during the Term, as it may be extended, such charges shall be comparable to the amount of such parking charges commonly assessed by other landlords in Comparable Buildings. In the event Tenant exercises the Early Termination Right as described in Article 32 of this Lease, or if Tenant otherwise affirmatively elects to relinquish any portion of the Premises, the number of parking spaces allocated to Tenant hereunder shall be modified, so that Tenant shall at all times have, at a minimum, four point seven (4.7) parking spaces for every one thousand (1,000) rentable square feet of Premises leased by Tenant (the “Required Parking Ratio”). If Landlord is unable to provide Tenant with the Required Parking Ratio, then Tenant shall have the right, at Tenant’s expense, and subject to compliance with all Laws and the reasonable approval of Landlord, to construct additional parking on the Property. Moreover, if Landlord is unable to provide Tenant with the Required Parking Ratio, then at a minimum, Landlord shall provide Tenant with a parking ratio of no less than four point five (4.5) parking spaces for every one thousand (1,000) rentable square feet of Premises leased by Tenant (the “Minimum Parking Ratio”) so as to provide Tenant with the Minimum Parking Ratio at all times during the Term and any extensions thereof. In connection with the foregoing, Landlord agrees, as part of its obligation to provide the Minimum Parking Ratio to Tenant, that (i) at no time during the Term (or any extensions thereof) will Landlord provide any other tenant in the Building with a parking ratio such that, when combined with parking allocated to any other tenants (exclusive of Tenant) the average parking ratio allocated to such other tenants by Landlord exceeds four (4) parking spaces for every one thousand rentable square feet of space leased by such tenant, and (ii) if Landlord determines that it must modify the parking facilities (e.g., re-striping to provide for more spaces) or the manner for parking (e.g., using tandem/stacked parking or valet parking) so as to provide the Minimum Parking Ratio, any such changes shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord provides notice to Tenant of its intention to modify the parking facilities or manner of parking as provided in (ii) above, Landlord shall provide Tenant with written notice of such proposed changes (the “Parking Modification Notice”) and Tenant shall have a period of thirty (30) days after receipt of the Parking Modification Notice to either reasonably approve or disapprove of such modifications. If Tenant disapproves such modifications, then Landlord shall have the right, but not the obligation, to propose changes to the modifications and thereafter submit a revised Parking Modification Notice to Tenant, in which case Tenant shall respond to any revised Parking Modification Notice in the same manner as provided above. A reduction in the Premises, whether by exercise of an Early Termination Right or the voluntary relinquishment of a portion of the Premises by Tenant, shall result in an equitable pro-rata reduction in parking spaces by Tenant as between covered/underground and uncovered parking spaces; provided, however, that at all times during the Term and any extensions thereof, Tenant will be entitled to designate as “reserved” spaces twenty (20) covered/underground spaces in the closest proximity to the garage elevators as designated reserved spaces for Tenant’s use (the “Tenant-Designated Reserved Spaces”). At all times thereafter, subject to availability, Landlord agrees to lease to Tenant on a month to month basis additional covered and uncovered parking spaces. Notwithstanding the foregoing, however, as long as Tenant leases a minimum of two-thirds (2/3) of the leasable area of the Building, Tenant shall have the right to designate the location and number of specific visitor or other reserved parking spaces in the parking facilities consistent with the parking ratio and allocation of parking spaces to Tenant hereunder. If for any reason Tenant is precluded from access to any parking provided hereunder (other than in connection with short-term closures of the same for ordinary maintenance and repair, not to exceed more than 10% of the allocated parking at any one time, and each closure to last no more than two (2) consecutive business days), Landlord shall provide Tenant with substitute parking on the Property as soon as reasonably practicable, and in any event no later than thirty (30) days after the date of such closure.

1.12 Brokers: LBA Realty, LLC (“Landlord Broker”), representing Landlord, and Jones Lang LaSalle Brokerage, Inc. (the “Tenant Broker”), representing Tenant. (Landlord Broker and Tenant Broker are sometimes referred to together as “Brokers”). Landlord hereby recognizes Tenant Broker and agrees to pay brokerage fees to Tenant Broker in connection with its representation of Tenant in this Lease pursuant to the terms of a separate agreement entered into by and between Landlord and Tenant Broker dated September 16, 2010 (the “Tenant Broker Fee Agreement”) and subject to the provisions of Section 31.1 and Article 33 below.

1.13 Interest Rate: The lesser of: (a) Eight percent (8%) or (b) the maximum rate permitted by Law in the State of Colorado.

1.14 Insurance Amounts:

a. Commercial General Liability Insurance: General aggregate liability of not less than Two Million Dollars ($2,000,000.00) per occurrence which Tenant may satisfy through the use of an umbrella liability insurance policy.

b. Commercial Automobile Liability Insurance: Limit of liability of not less than One Million Dollars ($1,000,000.00) per accident.

c. Worker’s Compensation and Employers Liability Insurance: With limits as mandated pursuant to the Laws of the State of Colorado, or One Million Dollars ($1,000,000.00) per person and accident, whichever is greater.

d. Umbrella Liability Insurance: Limits of not less than Three Million Dollars ($3,000,000.00) per occurrence.

e. If Tenant’s business includes professional services, Professional Liability (also known as errors and omissions insurance): Not less than the minimum limits required by Law for Tenant’s profession, and in any event, not less than One Million Dollars ($1,000,000.00) per occurrence.

1.15 Tenant Improvements: The term “Tenant Improvements” when used herein shall mean improvements previously installed in the Premises, if any, and the tenant improvements to be installed in the Premises by Landlord or Tenant, if any, as described in either the Landlord-Managed Work Letter attached hereto as Exhibit C-1 (the “Landlord-Managed Work Letter”) or the Tenant-Managed Work Letter attached hereto as Exhibit C-2 (the “Tenant-Managed Work Letter”) (the Landlord-Managed Work Letter and the Tenant-Managed Work Letter are sometimes referred to generically where the context so requires as the “Work Letter”). Landlord hereby grants to Tenant an allowance, and agrees to fully and timely fund such allowance as set forth herein at its sole cost and expense being part of and included in the Monthly Base Rent hereunder, equal to the sum of ***** (collectively, the “Allowance”), to be applied and paid by Landlord as provided in the Work Letter. The Allowance may be co-mingled and any portion thereof may be used for any Tenant Improvements in any portion of the Premises, regardless of the allocations set forth above, and regardless as to whether or not the Tenant Improvements are being performed pursuant to a Landlord-Managed Work Letter or a Tenant-Managed Work Letter. In connection with the foregoing, Landlord and Tenant agree that Landlord will construct the Tenant Improvements in the Fifth Floor Premises prior to the Fifth Floor Premises Delivery Date (hereinafter defined). With respect to any Tenant Improvements in the Current Premises, Tenant shall have the right, exercisable no later than ninety (90) days prior to Tenant’s Desired Current Premises Completion Date (hereinafter defined ) (the “Current Premises Construction Election”) with respect to the Current Premises, and, with respect to any Tenant Improvements in the First Floor Premises, Tenant shall have the right, exercisable no later than ninety (90) days prior to Tenant’s Desired First Floor Premises Completion Date (hereinafter defined) (the “First Floor Premises Construction Election”) with respect to the First Floor Premises, and, with respect to any Tenant Improvements in the Sixth Floor Premises, Tenant shall have the right, exercisable no later than March 1, 2011 (the “Sixth Floor Premises Construction Election”), to elect either to have Landlord construct the Tenant Improvements in the Current Premises, First Floor Premises and/or Sixth Floor Premises, respectively, or to manage the construction of the Tenant Improvements in the Current Premises, First Floor Premises and/or Sixth Floor Premises, respectively. If, in connection with Tenant’s exercise of Tenant’s Sixth Floor Premises Construction Election, Tenant elects to have Landlord construct the Tenant Improvements in the Sixth Floor Premises, then the estimated date of delivery of the Sixth Floor Premises to Tenant shall be August 1, 2011 (the “Estimated Landlord-Managed Construction Sixth Floor Premises Delivery Date”). If, in connection with Tenant’s exercise of Tenant’s Sixth Floor Premises Construction Election, Tenant elects to manage its own construction of the Tenant Improvements, then the estimated date of delivery of the Sixth Floor Premises to Tenant shall be April 1, 2011 (the “Estimated Tenant-Managed Construction Sixth Floor Premises Delivery Date”).

1.16 Tenant’s Percentage: The term “Tenant’s Percentage” when used herein shall mean, as of the Commencement Date, 82.96%, which is the ratio that the rentable square footage of the Current Premises, the First Floor Premises and the Fifth Floor Premises bears to the rentable square footage of the Building, and as of the Sixth Floor Premises Commencement Date, 100%, which is the ratio that the rentable square footage of the Current Premises, the First Floor Premises, the Fifth Floor Premises and the Sixth Floor Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Section 1.18 hereof, Tenant shall pay to Landlord, as applicable, either: (a) 82.96% or 100% of the “Operating Expenses” (as defined in Section 1.18 b.) in excess of the Operating Expenses for the Base Year (as hereinafter defined); (b) 82.96% or 100% of Taxes (as defined in Section 1.18 c.) in excess of the Taxes for the Base Year; (c) 82.96% or 100% of Insurance Costs (as defined in Section 7.4 of the Standard Lease Provisions) in excess of the Insurance Costs for the Base Year; and (d) 82.96% or 100% of Utilities Costs (as defined in Section 1.18 e.) in excess of Utilities Costs for the Base Year. The term “Building Percentage of Property” when used herein, shall mean 100%, which is the ratio that the rentable square footage of the Building bears to the rentable square footage of all buildings within the Property (hereinafter, the “Building Percentage”). Accordingly, as more particularly provided in Section 1.18 hereof, Operating Expenses, Taxes, Insurance Costs and Utilities Costs include the Building Percentage of all such items which are common to the entire Property.

1.17 Common Areas; Definitions; Tenant’s Rights. During the Term, Tenant shall have the non-exclusive right to use, in common with other tenants in the Property, if any, as may be applicable, and subject to the Rules and Regulations referred to in Article 9 of the Standard Lease Provisions, those portions of the Property (the “Property Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Property (or by the sublessees, agents, employees, customers, invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Property Common Areas shall include, without limitation, the parking structure and parking areas (subject to Article 11 of the Standard Lease provisions), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building, fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Property, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas of the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas of the Building: the common entrances, lobbies, all common restrooms, elevators, stairways and accessways, if any, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. In addition, and notwithstanding the generality of the foregoing, for purposes of Landlord’s repair and maintenance obligations hereunder, the Building Common Areas will also be deemed to include all elevators, stairwells, restrooms (including both standard restrooms as well as any private executive restrooms), corridors, lobby areas and any other area that would generally be deemed a Building Common Area if there are multiple tenants in the Building, even at such times as Tenant may be the sole tenant occupying the Building; provided, however, that any private executive restrooms shall not be deemed Building Common Areas for any other purposes hereunder, regardless as to whether or not Tenant is the sole tenant in the Building. The Building Common Areas and the Property Common Areas shall be referred to herein collectively as the “Common Areas.” Landlord agrees at all times during the Term as the same may be extended to maintain the Common Areas in a manner and at levels reasonably consistent with other Comparable Buildings.

1.18	Operating Expenses, Taxes, Insurance Costs and Utilities Costs

a. Base Costs: Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs, respectively, incurred and paid by Landlord during calendar year 2011 (the “Base Year”).

b. Definition of Operating Expenses. As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses of operation, maintenance and repair of the Building and Building Common Areas as determined by generally accepted accounting principles, consistently applied and with those Operating Expenses that vary by occupancy calculated assuming the Building is one hundred percent (100%) occupied, together with the Building Percentage of all costs and expenses of operation and maintenance of the Property Common Areas and the Site as determined by generally accepted accounting principles, consistently applied and calculated assuming the Property is one hundred percent (100%) occupied. In the event any facilities, personnel, equipment, services, utilities or any other item that may be considered an Operating Expense hereunder and if used or provided in connection with the Building but are also provided or used with any other building owned or operated by Landlord or its affiliates or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis and consistent with other relevant provisions of this Lease. Landlord will not collect or be entitled to collect Operating Expenses, Insurance Costs, Taxes or Utilities Costs for all of the tenants of the Building in an amount which is in excess of one hundred percent (100%) of the Operating Expenses, Insurance Costs, Taxes and/or Utilities Costs actually paid or incurred by Landlord in connection with the provisions of this Lease. Landlord shall maintain a commensurate level of services for the Building and Property during the Base Year as was maintained in calendar year 2010 so to as ensure that the level of expenses for the Base Year is not artificially low. Operating Expenses include the following costs by way of illustration but not limitation: (i) any and all assessments imposed by any authorized sources with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Property; (ii) costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises; (iii) waste disposal and janitorial services; (iv) security; (v) costs incurred in the management of the Site, Building and Common Areas, including, without limitation: (1) supplies, materials, equipment and tools, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Site, Building and Common Areas (to the level of senior Property manager adjusted on a commercially reasonable pro rata allocation for employees directly associated with the operation and maintenance of the Site, Building and Common Areas), (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Property, (4) commercially reasonable management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant’s fees, and (6) a management/administrative fee which shall be comparable to the then prevailing market management fee expressed as a percentage of annual gross receipts for comparable third party management companies offering comparable management services in Comparable Buildings, but in no event greater than four percent (4%) of the gross revenues of the Building; (vi) repair and maintenance of the elevators, if any, and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord; (vii) maintenance, costs and upkeep of all parking and Common Areas; (viii) amortization on a straight-line basis over the useful life determined in accordance with generally accepted accounting principles on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) reasonably intended to produce a reduction in operating charges or energy consumption, but only to the extent of such established savings on a year to year basis; or (2) required after the date of this Lease under any Law that was not applicable to the Building as of the date of this Lease (such costs, collectively, “Allowable Capital Costs”); (ix) costs and expenses of gardening and landscaping; (x) maintenance of signs (other than signs of tenants of the Site); (xi) personal property taxes levied on or attributable to personal property used by Landlord in connection with the Building, the Common Areas and/or the Site; and (xii) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items.

Operating Expenses shall not include Taxes, Insurance Costs or Utilities Costs which shall be separately accounted for under the terms of this Lease, nor shall Operating Expenses include any of the exclusions from Operating Expenses set forth in subsection (j) hereof.

c. Taxes. Taxes are defined in Section 7.3 of the Standard Lease Provisions. All Taxes shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy.

d. Definition of Insurance Costs. Insurance Costs are defined in Section 7.4 of the Standard Lease Provisions.

e. Definition of Utilities Costs. As used in this Lease, “Utilities Costs” shall mean all actual charges for utilities for the Building and the Building Percentage of the same for the Property Common Areas and with those Utilities Costs (if any) that vary by occupancy calculated assuming the Building is one hundred percent (100%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges.

f. Excess Expenses, Taxes, Insurance Costs and Utilities Costs. Subject at all times to the provisions of Section 1.18.j below, in addition to the Monthly Base Rent required to be paid by Tenant pursuant to Section 1.8 above, during each Month during the Term (after the Base Year), Tenant shall pay to Landlord, as Additional Rent (as defined below), the amount by which Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs for such calendar year exceeds the Operating Expenses, Taxes, Insurance Costs and Utilities Costs, respectively, for the Base Year (such amounts shall be referred to in this Section 1.18 as the “Excess Expenses,” “Excess Taxes,” “Excess Insurance Costs,” and “Excess Utilities Costs,” respectively), in the manner and at the times set forth in the following provisions of this Section 1.18. Except as otherwise set forth herein, no reduction in Operating Expenses, Taxes, Insurance Costs, or Utilities Costs after the Base Year will reduce the Monthly Base Rent payable by Tenant hereunder or entitle Tenant to receive a credit against future installments of Operating Expenses, Taxes, Insurance Costs, Utilities Costs, or other Additional Rent due hereunder. If Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses, Insurance Costs, Utilities Costs or Taxes) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes, as applicable, shall be considered to be increased by an amount equal to the additional Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant.

g. Estimate Statement. By the first day of April (or as soon as practicable thereafter) of each calendar year during the Term after the Base Year, Landlord shall deliver to Tenant a statement (the “Estimate Statement”) estimating the Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Estimated Expenses”) for the current calendar year and the estimated amount of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Estimated Excess Expenses”) payable by Tenant, all of which shall be accompanied by a reasonable amount of supporting documentation and calculations which explain and support all of the foregoing. If at any time during the Term, but not more often than quarterly, Landlord reasonably determines that the estimated amount of Estimated Excess Expenses payable by Tenant for the current calendar year will be greater or less than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within thirty (30) days of receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired. Thereafter Tenant agrees to pay Estimated Excess Expenses based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year. The Estimated Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly payment of Rent next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Estimated Excess Expenses multiplied by the number of Months from January in the calendar year in which such statement is submitted to the Month of such payment, both Months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly payments of Rent for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

h. Actual Statement. By the first day of June (or as soon as practicable thereafter) of each subsequent calendar year during the Term after the Base Year, Landlord shall deliver to Tenant a statement (“Actual Statement”) which states the Tenant’s Percentage of actual Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Actual Expenses”) and Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Actual Excess Expenses”) payable by Tenant for the immediately preceding calendar year. If the Actual Statement reveals that the Actual Excess Expenses were under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 1.18.g above, then within thirty (30) days after Landlord’s delivery of the Actual Statement to Tenant, Tenant shall pay to Landlord the amount of any such under-payment. Subject to the limitations contained in Section 1.18.j, such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease or the early termination of possession of all or any portion of the Premises. If the Actual Statement reveals that the Actual Excess Expenses were over-stated in any Estimate Statement (or revised Estimate Statement), Landlord will credit any overpayment toward the next monthly installment(s) of Rent due from Tenant, or if no further Rent is due hereunder, shall refund the same to Tenant within thirty (30) days after the date of such Actual Statement. Landlord’s obligation to refund any overpayment will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to provide Tenant with an Estimate Statement for the Estimated Expenses for the then current Lease Year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any Actual Excess Expenses over the Estimated Expenses paid by Tenant in such Lease Year.

i. No Release. Except as otherwise set forth herein, any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 1.18 shall not constitute a waiver of its right to receive Tenant’s payment of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs, nor shall it relieve Tenant of its obligations to pay Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs pursuant to this Section 1.18, except that Tenant shall not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such statement. Notwithstanding the foregoing, if Landlord fails to provide an Actual Statement by December 31st of the calendar year following the year for which such Actual Statement applies (e.g., by December 31, 2013, for the Actual Statement for costs attributable to calendar year 2012), then Landlord shall have no further right to charge Tenant for any costs which may have been chargeable based on a reconciliation of such costs, such failure shall result in a waiver and forfeiture by Landlord of any rights it may have to collect any other Excess Expenses, Excess Taxes, Excess Insurance Costs and/or Excess Utilities Costs for such calendar year, and any such Excess Expenses, Excess Taxes, Excess Insurance Costs and/or Excess Utilities Costs paid by Tenant with respect to such calendar year shall be deemed final and not subject to further reconciliation, unless further reconciliation is required as a result of Tenant’s audit of such expenses pursuant to subsection (k) hereof.

                j. Exclusions from Operating Expenses, Taxes, Insurance Costs and Utilities Costs. Notwithstanding anything contained in this Section 1.18 to the contrary, in no event during the Term or any extension thereof shall Operating Expenses, Taxes, Insurance Costs, and Utilities Costs, as applicable include any of the following: (i) Costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building; (ii) Any charge for depreciation of the Building or equipment and any principal payments with respect to any Mortgages (as hereinafter defined), and interest or other financing charge; (iii) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements, leasing commissions, attorneys’ fees or any other similar transaction costs; (iv) All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses of leases for the Building; (v) The cost of correcting defects in the construction of the Building or in the building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category; (vi) To the extent Landlord is reimbursed by third parties, the cost of repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building; (vii) The cost of any items for which Landlord is reimbursed by insurance (or would have been reimbursed if Landlord had maintained the insurance required to be maintained by Landlord hereunder) or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph; (viii) Any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (ix) The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant; (x) The cost of alterations of space in the Building leased to other tenants; (xi) Ground rent or similar payments to a ground lessor; (xii) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the gross negligence or willful misconduct of Landlord; (xiii) Costs arising from the presence of any Hazardous Materials (as hereinafter defined) within, upon or beneath the Property unless caused by Tenant or arising in the ordinary course of maintaining and repairing an office building (i.e. paint storage, spills in parking lot, or generator fuel from the Building generator), provided, however, any such costs arising in the ordinary course of maintaining and repairing an office building shall be limited to $10,000.00 per calendar year; (xiv) Costs for sculpture, paintings or other objects of art in the Building; (xv) Salaries and compensation of ownership and management personnel above the level of senior Property manager; (xvi) Costs of selling or financing the Building; (xvii) Except for Allowable Capital Costs as set forth in Section 1.18 b.(viii) above, any expenditures that could be classified as capital expenditures for federal income tax purposes or any non-cash charges such as depreciation or amortization; (xviii) Legal and consultant fees or any other associated fees incurred with respect to any disputes with other tenants or their contractors or vendors; (xvix) Legal costs, fines, or penalties incurred by Landlord due to violation by Landlord of (A) any Law, or (B) the terms or conditions of any lease of space in the Building; (xx) Landlord or its agents’ corporate overhead or general administrative expenses; (xxi) Increased insurance costs caused specifically by another tenant in the Building; (xxii) Costs of installing, operating, and maintaining any specialty service such as a library, club, sandwich shop or athletic club; (xxiii) Costs of any work or services performed on any facility other than located at the Property; (xxiv) Costs of advertising, tenant gifts and promotions; (xxv) Late fees, charges and penalties; (xxvi) Costs arising out of Landlord’s charitable or political contributions and fees or dues payable to trade associations; (xxvii) Real estate taxes allocable to the leasehold improvements of other tenants in the Building; (xxviii) Rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building; (xxix) Contribution to any Operating Expense reserves; (xxx) Costs incurred in removing the property of former tenants or other occupants of the Building; (xxxi) Costs or fees relating to the defense of Landlord’s title to or interest in the Building or Property, or any part thereof; (xxxii) Legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, refinancings or sales of the Building and/or Property or any part thereof; (xxxiii) The cost (including legal fees) of any disputes, between Landlord or any employee or agent of Landlord, and any mortgagee(s) or ground lessor(s); (xxxiv) Costs incurred for use of any portion of the Building and/or Property for special events or private events; (xxxv) Overtime and other costs of curing defaults by Landlord or performing work which is required to be performed by Landlord at Landlord’s sole cost and expense; (xxxvi) Costs of signage which is not intended to generally benefit all tenants of the Building; (xxxv) Entertainment expenses and travel expenses of Landlord, its employees or agents; (xxxvi) “In-house” legal and/or accounting fees; (xxxvii) Any category of expenses which was not included in Operating Expenses for the Base Year and which expenses could have been included in Operating Expenses for the Base Year, unless an adjustment is made to the Operating Expenses for the Base Year to include the actual amount of the expenses incurred in the Base Year (or that would have been incurred in the Base Year, had Landlord provided such goods or services in the Base Year) for such category of expenses; (xxxviii) Any taxes based on inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, federal, state or local income taxes or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord and any tax for which it shall not be lawful for Tenant to reimburse Landlord; and (xxxix) Any cost expressly excluded from Operating Expenses in an express provision contained in this Lease.

k. Audit. Within 120 days after receiving Landlord’s Actual Statement, Tenant may, upon advance written notice to Landlord and during reasonable business hours, cause an audit of Landlord’s books and records with respect to the preceding calendar year only to determine the accuracy of Landlord’s Actual Statement. Landlord shall make all pertinent records, contracts, invoices, billings and other documentation available for inspection that are reasonably necessary for Tenant to conduct its audit to ensure that all amounts expended which are subject to reimbursement by Tenant are in accordance with this Lease. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent, at Tenant’s sole cost and expense, to review Landlord’s records, the agent shall be an independent accountant or otherwise reasonably acceptable to Landlord. Tenant may have such review performed on a contingency fee basis provided the party conducting the review conforms with the prior sentence and Landlord shall not be obligated to pay any of the costs or fees owing to such party. Within 150 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to the Actual Statement for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Tenant fails to provide Landlord with a timely Objection Notice, Landlord’s Actual Statement shall be deemed final and binding, and Tenant shall have no further right to audit or object to such statement. If Landlord and Tenant determine that Operating Expenses, Taxes, Insurance Costs and/or Utilities Costs for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant or if no further Rent is due, shall refund such amount directly to Tenant within thirty (30) days after such determination is made. Likewise, if Landlord and Tenant determine as a result of a timely audit conducted pursuant to the provisions of this subsection, that Operating Expenses, Taxes, Insurance Costs and/or Utilities Costs for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. Any amount due to Landlord as shown on Landlord’s Actual Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided in this Lease, without prejudice to any such written exception pending resolution thereof. Tenant shall use reasonable efforts not to disclose the results of any such review to any other tenants of Landlord (whether in the Building or, if Tenant has actual knowledge thereof, elsewhere in Landlord’s portfolio). If Landlord disputes the review, both parties shall within twenty (20) days agree upon a neutral third party certified public accountant whose determination shall be binding upon both parties. Except as set forth below, if it is finally determined that Tenant overpaid Operating Expenses, Taxes, Insurance Costs and/or Utilities Costs by more than five percent (5%) then Landlord shall pay all reasonable costs of Tenant incurred in such proceeding (other than any costs and fees of any contingency fee consultants utilized by Tenant, which shall be the sole obligation of Tenant as set forth above), otherwise Tenant shall pay all of Landlord’s expenses incurred in connection therewith not to exceed the sum of One Thousand Dollars ($1,000.00). Subject to the limitations contained in Section 1.18(i), the provisions of this subsection (k) shall survive the expiration or termination of this Lease or the early termination of Tenant’s right to occupy the Premises.

l. Cap on Controllable Expenses. Notwithstanding the terms and provisions hereof, for each Lease Year subsequent to the first full Lease Year, Tenant’s Percentage Share of Controllable Expenses (as defined below) will not exceed Tenant’s Maximum Share (as defined below) for such Lease Year. For the purposes hereof, “Tenant’s Maximum Share” means (a) for the second Lease Year, 105% of Tenant’s Percentage Share of Controllable Expenses for the first full Lease Year, and (b) for each Lease Year thereafter, 105% of Tenant’s Maximum Share for the prior Lease Year. For the purposes of this Section 1.18, “Controllable Expenses” means all Operating Expenses other than Taxes, Utilities Costs, snow and ice removal and Insurance Costs.

1.19 Utilities and Services.

a. Standard Utilities and Services. Subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, at all times during the Term and any extensions thereof, Landlord shall furnish or cause to be furnished to the Premises, the Building and the Property the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time, provided that any such modifications do not decrease the level of services from that provided in this Lease [unless services in Comparable Buildings are being similarly decreased] and further provided that any such additions do not materially increase Tenant’s costs and are in keeping with the services provided to Comparable Buildings):

(i) Landlord shall make the four (4) elevators of the Building available for Tenant’s use (which use shall be exclusive, other than with respect to Landlord’s use, so long as Tenant is the sole tenant in the Building, otherwise the non-exclusive use together with other tenants of the Building), twenty-four (24) hours per day, 365 days per year.

(ii) Landlord shall furnish during the Business Hours for the Building specified in Section 1.21, HVAC (as hereinafter defined) for the Premises as reasonably required for the comfortable and normal office occupancy of the Premises, but at all times in keeping with the standards of other Comparable Buildings, and at all times in accordance with the provisions of Exhibit G. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 1.19. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as Additional Rent (and not as part of the Operating Expenses) the cost being equal to and not in excess of the actual costs incurred by Landlord from third-party utility providers for such service, without any mark up by Landlord.

(iii) Landlord shall furnish to the Premises twenty-four (24) hours per day, sufficient electricity to operate personal computers, calculating machines, photocopying machines and other machines of similar low electrical consumption (120/208 volts); provided, however, total rated power consumption by said machines of low electrical consumption shall not exceed eight (8) watts connected load per square foot of rentable area of the Premises. Tenant shall pay to Landlord, monthly as billed, such charges as may be separately metered for any electrical service usage in excess of 2.25 kilowatt hour per square foot of rentable area of the Premises per Month at the same rate charged by the utility company. If any electrical equipment requires air conditioning in excess of Building standard as reasonably determined by Landlord, the same shall be installed with applicable meters, at Tenant’s expense and Tenant shall pay all additional operating costs relating thereto above the allotted power consumption set forth above, including, without limitation, any additional maintenance, repairs and utilities related to such electrical equipment and above Building standard air conditioning equipment. Prior to any such metering or installation, Landlord shall provide written notice to Tenant and Tenant shall have thirty (30) days from the date of such notice in which to cease and discontinue the usage causing the need for such metering and installation, failing which Landlord shall be permitted to perform such metering and installation in accordance with this subsection. Landlord shall also furnish water (hot and cold) to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as required in Landlord’s reasonable judgment for the comfortable and normal use of the Premises. If Tenant requires or consumes water in excess of what is considered reasonable or normal by Landlord, Landlord may require Tenant to pay to Landlord, as Additional Rent, the cost of such excess usage in the same, manner, and subject to the same terms and conditions as set forth above with regard to excess electrical consumption.

(iv) Landlord shall furnish janitorial services to the Premises five (5) days per week comparable to that provided by landlords of Comparable Buildings. A list of the current janitorial specifications for the Building are set forth in Exhibit H attached hereto. Subject to the provisions of Section 34.11 below, no person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Janitor service will not be furnished on any night prior to 6:00 p.m. nor to any rooms that are occupied after 8:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Subject to the provisions of Section 34.11 below, window cleaning shall be done only by Landlord, at such time and frequency as set forth in subsection (viii) below. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish associated with normal office space use.

(v) Landlord may provide security service or protection in the Building, in any manner deemed reasonable by Landlord at Landlord’s sole but commercially reasonable discretion, from the Commencement Date throughout the Term. Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism or similar causes, unless Landlord would otherwise be liable therefor under another express provision of this Lease.

(vi) Electric lighting service for all Common Areas.

(vii) All Building standard fluorescent bulb replacement in all areas (including the Premises) and incandescent bulb replacement in all Common Areas.

(viii) Interior window washing one (1) time per year and exterior window washing two (2) times per year.

(ix) Maintenance, repair and replacement as is required by Landlord elsewhere in this Lease.

The costs of Building services shall be included in Operating Expenses and all charges with respect to utilities shall be included in Utilities Costs as defined in Section 1.18 e. above unless otherwise excluded therefrom. Landlord may, but is not obligated to, provide additional services hereunder, if requested by Tenant in writing; provided, however, that if Landlord does provide such extra services, Tenant agrees to pay all reasonable out-of-pocket costs incurred by Landlord in connection with such services together with a five percent (5%) administration fee. Landlord agrees to keep and maintain the Building and the Property, including the provision of the services enumerated above in a manner and at levels reasonably consistent with other Comparable Buildings, which obligation includes, without limitation, the Building Common Areas and the Property Common Areas and the structural portions of the Building. Furthermore, Landlord agrees to make reasonable efforts to give to Tenant reasonable advance notice (except in the event of any matter reasonably considered by Landlord to be an emergency) of any planned shutdowns of services materially affecting in Landlord’s reasonable judgment Tenant’s use of the Common Areas or the Premises. Notwithstanding the foregoing, Tenant shall have the right, but not the obligation, at any time that Tenant is the sole tenant in the Building, to undertake any or all of the above-referenced services for the balance of the Term, as it may be extended (unless a shorter duration is otherwise agreed to by Landlord), by giving written notice to Landlord of its election to do so. If Tenant so elects to take over any or all of the above-referenced services, it shall provide Landlord with at least thirty (30) days’ prior written notice, which notice shall identify the service which Tenant elects to undertake, the name(s) of any third parties that Tenant elects to utilize in connection with such service, and a copy of any proposed service contract. Landlord will have a period of thirty (30) days after receipt of Tenant’s notice to provided Tenant with a written disapproval of the proposed service provider based upon one or more Disapproval Reasons (hereinafter defined). If Landlord disapproves the proposed provider, it shall include with such disapproval notice reasonable documentation that one or more of the Disapproval Reasons are applicable. “Disapproval Reasons” shall be limited to the following: (a) Landlord or its affiliates shall have terminated the proposed service provider for failure to perform such service within the last five (5) years; (b) Landlord or its affiliates shall have been in litigation with the proposed service provider related to such provider’s services within the last five (5) years; or (c) Landlord will be unable to terminate the current provider of such service without incurring monetary damages as a result of such termination; provided, however, that if Landlord disapproves the service provider due to Disapproval Reason (c), Tenant shall have the right, to be exercised within ten (10) days after receipt of Landlord’s Disapproval Reason, to elect to reimburse Landlord for such monetary damages and continue with the proposed service provider. The reimbursement of such monetary damages by Tenant to Landlord shall occur within thirty (30) days of receipt by Tenant of an accounting from Landlord setting forth in reasonable detail the monetary damages incurred by Landlord as a result of the termination of the current service provider’s service contract. If Landlord does not timely provide Tenant with notice documenting a valid Disapproval Reason, then Tenant shall proceed to undertake such service, and in such event, Tenant shall be responsible for any costs of such service to the same extent as Tenant would otherwise be responsible under this Lease (i.e., if a cost would otherwise have been properly passed through as Operating Expenses or Utility Costs, then Tenant will be responsible for the costs that would have been passed through as Operating Expenses or Utility Costs; if such cost would otherwise be a Landlord cost, then Landlord shall continue to be responsible for such costs). The foregoing rights shall be in addition to, and not in lieu of, Tenant’s right to designate its own Janitorial Service Provider for the provision of Janitorial Services (as each of such terms is hereinafter defined) in the Premises and/or to provide Tenant’s Security Services (hereinafter defined) with respect to the Premises, as more fully set forth in Section 34.11 and Section 34.12, respectively.

Landlord shall have the right at any time and from time-to-time during the Term to contract for service from any company or companies providing electricity service (“Service Provider”); provided, however, if Tenant is the only tenant of the Building, Tenant shall have the right to elect its own Service Provider for its Premises, subject to reasonable approval by Landlord. Tenant shall reasonably cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Except as may otherwise be set forth in this Lease, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements. No such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

b. Tenant’s Obligations. Tenant shall reasonably cooperate at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems; provided, however, that no such regulations or requirements shall unreasonably impair or diminish the Permitted Use of the Premises by Tenant nor materially increase Tenant’s costs hereunder. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

1.20 Additional Repairs.

a. Landlord’s Additional Repair Obligations. In addition to Landlord’s repair obligations in Section 8.1 of the Standard Lease Provisions, and subject to Sections 17.1 and 17.2 of the Standard Lease Provisions, Landlord shall, as part of the Operating Expenses (unless expressly excluded therefrom), repair, maintain and replace, as necessary (a) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler, life safety, plumbing and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems), and (b) the Common Areas, which shall include all Building restrooms (including any private executive restroom facilities), and even if such restrooms are located on floors fully occupied by Tenant; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any negligent act, fault or omission of Tenant or any of Tenant’s Parties (as hereinafter defined), Tenant shall pay to Landlord, as Additional Rent, the actual and reasonable costs of such maintenance, repairs and replacements that are not covered by insurance required to be maintained by Landlord hereunder, less any deductible (regardless as to whether or not Landlord actually makes a claim for such repairs). Except as may otherwise be set forth in this Lease, including without limitation Section 7.5, Section 8.1 and Article 33 hereof, Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time (not to exceed ten days) following written notice from Tenant to Landlord of the need therefor. Except as otherwise set forth to the contrary in this Lease, Tenant waives the right to make repairs at Landlord’s expense under any Laws now or hereafter in effect.

b.	Reserved.

1.21 Business Hours for the Building: 8:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays, as defined below) and 9:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays). “Building Holidays” mean New Year’s Day, Martin Luther King Day, President’s Day, Good Friday, Labor Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day. Such Building Holidays shall not be modified during the Term or any extensions thereof unless enacted by the State of Colorado or the United States Government and reasonably approved by the Tenant. Notwithstanding the foregoing definition of Building Holidays, Landlord agrees that for Martin Luther King Day, President’s Day and Good Friday, the Building services described in Article 1.19 of this Lease shall be provided to the Building by Landlord at no additional cost to Tenant.

1.22 Additional Parking Provisions. If, at any time during the Term hereof, Tenant fails or elects not to pay any parking fee so established by Landlord for the full number of parking privileges set forth in and established pursuant to the terms of Section 1.11, Landlord may, at any time thereafter, upon ten (10) days’ written notice to Tenant, terminate Tenant’s parking privileges for the number of spaces for which Tenant has failed or chosen not to pay.

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STANDARD LEASE PROVISIONS

ARTICLE 2 - LEASE

2.1 Lease Elements; Definitions; Exhibits. The Lease is comprised of the Lease Summary and Property Specific Provisions (the “Summary”), these Standard Lease Provisions (“Standard Provisions”) and all exhibits, and riders attached hereto (collectively, “Exhibits”), all of which are incorporated together as part of one and the same instrument. All references in any such documents and instruments to “Lease” means the Summary, these Standard Provisions and all Exhibits attached hereto. All terms used in this Lease shall have the meanings ascribed to such terms in the Summary, these Standard Provisions and any Exhibits. To the extent of any inconsistency between the terms and conditions of the Summary, these Standard Provisions, or any Exhibits attached hereto, the Summary and any Exhibits attached hereto shall control over these Standard Provisions.

ARTICLE 3 - PREMISES

3.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to, the terms, covenants and conditions of this Lease. Each party covenants and agrees, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

3.2 Landlord’s Reserved Rights. Landlord reserves the right from time to time to do any of the following; provided, however, that at all times in effectuating any of the following rights, Landlord shall use reasonable efforts to minimize disruption to Tenant and its business operations at the Premises, and further provided that in effectuating such rights, Landlord shall not unreasonably prohibit Tenant’s access to or ability to use the Premises for the Permitted Use: (a) make any changes, improvements, maintenance, repairs or replacements in or to the Property, Common Areas and/or the Building (including the Premises if required to do so by any Laws or to the extent necessary in conjunction with any improvements to the Property, Common Areas and/or the Building, provided that Tenant’s Permitted Use of the Premises is not materially and adversely affected), and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements, parking spaces and parking areas as long as Tenant’s parking ratio is not adversely impacted and Landlord otherwise complies with the provisions of Section 1.11 of this Lease; (b) close temporarily any of the Property while engaged in making repairs, improvements or alterations to the Property, not to exceed two (2) consecutive business days of closure in any one instance; and (c) subject at all times to the terms, conditions and limitations contained elsewhere in this Lease, perform such other acts and make such other changes with respect to the Property, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Without limiting Landlord’s obligations as set forth above, except in the event of an emergency, Landlord, as part of its obligation to use reasonable efforts to minimize disruption to Tenant and its business operations at the Premises, shall perform any work related to the foregoing after normal Business Hours for the Building unless Tenant grants permission to Landlord to perform such work during normal Business Hours. All measurements of rentable area in this Lease shall be deemed to be correct.

ARTICLE 4 - TERM AND POSSESSION

4.1 Term; Notice of Lease Dates. The Term shall be for the period designated in the Summary commencing on the Commencement Date and ending on the Expiration Date, unless the Term is sooner terminated or extended as provided in this Lease. If the Commencement Date falls on any day other than the first day of a calendar Month then the Term will be measured from the first day of the Month following the Month in which the Commencement Date occurs. Within ten (10) business days after Tenant’s deemed receipt of Landlord’s written request, Tenant shall execute an accurate written confirmation of the Commencement Date and Expiration Date of the Term in the form of the Notice of Lease Term Dates attached hereto as Exhibit D. The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant reasonably objects thereto in writing within such ten (10) business day period.

4.2 Possession.

a. General Provisions regarding Delivery and Tenant Improvements.

(i) Current Premises. Upon mutual execution of this Lease, both Landlord and Tenant acknowledge that Landlord has delivered possession of the Current Premises and that Tenant currently occupies the Current Premises. If in the exercise of its Current Premises Construction Election Tenant elects to have Landlord construct the Tenant Improvements in the Current Premises, then concurrently with the exercise of its Current Premises Construction Election, Tenant will deliver to Landlord its plans, including proposed construction drawings, for construction of the Tenant Improvements in the Current Premises (“Tenant’s Current Premises Plans”), and in such Tenant’s Current Premises Plans will state its desired date for completion of the Tenant Improvements in the Current Premises (the “Desired Current Premises Completion Date”). Within fifteen (15) days after receipt of Tenant’s Current Premises Plans, Landlord will notify Tenant in writing of its estimated construction timeline with respect to Tenant’s Current

Premises Plans (“Landlord’s Current Premises Construction Estimate”). If Landlord’s Current Premises Construction Estimate indicates that Landlord will be unable to complete construction of the Tenant Improvements in the Current Premises by the Desired Current Premises Completion Date, then Tenant will have a second opportunity to exercise its Current Premises Construction Election and elect to manage construction of any Tenant Improvements within the Current Premises. Alternatively, the parties agree to mutually cooperate to revise the scope of the Tenant Improvements set out in Tenant’s Current Premises Plans so as to achieve the Desired Current Premises Completion Date. If Tenant elects to have Landlord construct the Tenant Improvements in the Current Premises, then the mutually-agreed upon date for substantial completion of the Tenant Improvements in the Current Premises, whether or not such date is prior to or after the Desired Current Premises Completion Date, shall be reflected in the final Landlord’s Current Premises Construction Estimate and is referred to herein as the “Estimated Current Premises Completion Date” and the actual date of substantial completion of the Tenant Improvements in the Current Premises by Landlord, whether occurring prior to or after the Estimated Current Premises Completion Date is referred to herein as the “Current Premises Completion Date.” If in the exercise of its Current Premises Construction Election Tenant elects that Landlord will manage the Tenant Improvements in the Current Premises, then Landlord shall complete the Tenant Improvements in the Current Premises upon and subject to the terms and conditions set forth in the Landlord-Managed Work Letter, and shall use commercially reasonable efforts to complete the Tenant Improvements in the Current Premises prior to the Estimated Current Premises Completion Date. If the Current Premises Completion Date has not occurred by the Estimated Current Premises Completion Date, subject to Force Majeure Delays and Tenant Delays (as defined in the Landlord-Managed Construction Work Letter), then such failure shall not affect the Commencement Date hereunder, but Tenant shall be entitled to the additional remedies set forth below. If, however, in the exercise of its Current Premises Construction Election Tenant elects to manage the Tenant Improvements in the Current Premises, then Tenant shall construct such Tenant Improvements in the Current Premises upon and subject to the terms and conditions contained in the Tenant-Managed Work Letter and Tenant shall not be entitled to the additional remedies set forth in subparagraph (b) below, but shall still be entitled to the benefit of any other provisions of this Lease.

(ii) First Floor Premises. Upon mutual execution of this Lease, both Landlord and Tenant acknowledge that Landlord has delivered possession of the First Floor Premises and that Tenant currently occupies the First Floor Premises. Additionally, if in the exercise of its First Floor Premises Construction Election Tenant elects to have Landlord construct the Tenant Improvements in the First Floor Premises, then concurrently with the exercise of its First Floor Premises Construction Election, Tenant will deliver to Landlord its plans, including proposed construction drawings, for construction of the Tenant Improvements in the First Floor Premises (“Tenant’s First Floor Premises Plans”), and in such Tenant’s First Floor Premises Plans will state its desired date for completion of the Tenant Improvements in the First Floor Premises (the “Desired First Floor Premises Completion Date”). Within fifteen (15) days after receipt of Tenant’s First Floor Premises Plans, Landlord will notify Tenant in writing of its estimated construction timeline with respect to Tenant’s First Floor Premises Plans (“Landlord’s First Floor Premises Construction Estimate”). If Landlord’s First Floor Premises Construction Estimate indicates that Landlord will be unable to complete construction of the Tenant Improvements in the First Floor Premises by the Desired First Floor Premises Completion Date, then Tenant will have a second opportunity to exercise its First Floor Premises Construction Election and elect to manage construction of any Tenant Improvements within the First Floor Premises. Alternatively, the parties agree to mutually cooperate to revise the scope of the Tenant Improvements set out in Tenant’s First Floor Premises Plans so as to achieve the Desired First Floor Premises Completion Date. If Tenant elects to have Landlord construct the Tenant Improvements in the First Floor Premises, then the mutually-agreed upon date for substantial completion of the Tenant Improvements in the First Floor Premises, whether or not such date is prior to or after the Desired First Floor Premises Completion Date, shall be reflected in the final Landlord’s First Floor Premises Construction Estimate and is referred to herein as the “Estimated First Floor Premises Completion Date,” and the actual date of substantial completion of the Tenant Improvements in the First Floor Premises by Landlord, whether occurring prior to or after the Estimated First Floor Premises Completion Date is referred to herein as the “First Floor Premises Completion Date.” If in the exercise of its First Floor Premises Construction Election Tenant elects that Landlord will manage the Tenant Improvements in the First Floor Premises, then Landlord shall complete the Tenant Improvements in the First Floor Premises upon and subject to the terms and conditions set forth in the Landlord-Managed Work Letter, and shall use commercially reasonable efforts to complete the Tenant Improvements in the First Floor Premises prior to the Estimated First Floor Premises Completion Date. If the First Floor Premises Completion Date has not occurred by the Estimated First Floor Premises Completion Date, subject to Force Majeure Delays and Tenant Delays, then such failure shall not affect the Commencement Date hereunder, but Tenant shall be entitled to the additional remedies set forth below. If, however, in the exercise of its First Floor Premises Construction Election Tenant elects to manage the Tenant Improvements in the First Floor Premises, then Tenant shall construct such Tenant Improvements in the First Floor Premises upon and subject to the terms and conditions contained in the Tenant-Managed Work Letter and Tenant shall not be entitled to the additional remedies set forth in subparagraph (b) below, but shall still be entitled to the benefit of any other provisions of this Lease.

(iii) Fifth Floor Premises No later than November 5, 2010, Tenant will deliver to Landlord its plans for construction, including construction drawings, of the Tenant Improvements in the Fifth Floor Premises (“Tenant’s Fifth Floor Premises Plans”). Within fifteen (15) days after receipt of Tenant’s Fifth Floor Premises Plans, Landlord will notify Tenant in writing of its estimated construction timeline with respect to Tenant’s Fifth Floor Premises Plans (“Landlord’s Fifth Floor Premises Construction Estimate”). If the Landlord’s Fifth Floor Premises Construction Estimate states that the Tenant Improvements will be completed later than January 15, 2011 (the “Desired Fifth Floor Premises Completion Date”), then the parties agree to mutually cooperate to revise the scope of the Tenant Improvements set out in Tenant’s Fifth Floor Premises Plans so as to achieve the Desired Fifth Floor Premises Completion Date. The mutually-agreed upon date for substantial completion of the Tenant Improvements in the Fifth Floor Premises, whether or not such date is prior to or after the Desired Fifth Floor Premises Completion Date, shall be reflected in the final Landlord’s Fifth Floor Premises Construction Estimate and is referred to herein as the “Estimated Fifth Floor Premises Delivery Date.” Prior to the date of delivery of the Fifth Floor Premises to Tenant (the “Fifth Floor Premises Delivery Date”), Landlord shall complete the Tenant Improvements in the Fifth Floor Premises upon and subject to the terms and conditions contained in the Landlord-Managed Work Letter. Landlord will use commercially reasonable efforts to cause the Fifth Floor Premises Delivery Date to occur on or before the Estimated Fifth Floor Premises Delivery Date. If the Fifth Floor Premises Delivery Date has not occurred by the Estimated Fifth Floor Premises Delivery Date, subject to Force Majeure Delays and Tenant Delays, such failure shall not affect the Commencement Date, but Tenant shall be entitled to the additional remedies set forth below.

(iv) Sixth Floor Premises. If in the exercise of its Sixth Floor Premises Construction Election, Tenant elects to have Landlord construct the Tenant Improvements in the Sixth Floor Premises, prior to the date of delivery of the Sixth Floor Premises to Tenant (the “Sixth Floor Premises Delivery Date”), Landlord shall complete the Tenant Improvements in the Sixth Floor Premises upon and subject to the terms and conditions contained in the Landlord-Managed Work Letter. In such case, if the Sixth Floor Premises Delivery Date has not occurred by the Estimated Landlord-Managed Construction Sixth Floor Premises Delivery Date, subject to Force Majeure Delays and Tenant Delays, such failure shall not affect the Sixth Floor Premises Commencement Date, but Tenant shall be entitled to the additional remedies set forth below. If, however, in the exercise of Tenant’s Sixth Floor Premises Construction Election, Tenant elects to manage construction of the Tenant Improvements in the Sixth Floor Premises, then Landlord shall deliver the Sixth Floor Premises to Tenant as provided in Section 4.3 below, and Tenant shall cause any Tenant Improvements to be constructed in the Sixth Floor Premises upon and subject to the terms and conditions contained in the Tenant-Managed Work Letter after the Sixth Floor Premises Delivery Date. In such case, if the Sixth Floor Premises Delivery Date has not occurred by the Estimated Tenant-Managed Construction Sixth Floor Premises Delivery Date, such failure shall not affect the Sixth Floor Premises Commencement Date, but Tenant shall be entitled to the additional remedies set forth below. Landlord shall use commercially reasonable efforts to cause the Sixth Floor Premises Delivery Date to occur by the Estimated Landlord-Managed Construction Sixth Floor Premises Delivery Date or the Estimated Tenant-Managed Construction Sixth Floor Premises Delivery Date, as applicable.

b. Additional Rent Abatement Remedies for Landlord Delay.

(i) Additional Rent Abatement for Fifth Floor Premises. If the Fifth Floor Premises Delivery Date has not occurred by the Estimated Fifth Floor Premises Delivery Date, subject to Force Majeure Delays and Tenant Delays, the Commencement Date of the Lease will not be affected thereby, but Tenant shall be entitled to two (2) additional days of Fifth Floor Premises Rent Abatement (the “Additional Fifth Floor Premises Rent Abatement”) for each further day of delay, which shall be in addition to the Fifth Floor Premises Rent Abatement set out in the Rent Schedule set forth in Section 1.8 hereof.

(ii) Additional Rent Abatement for Current Premises. If Tenant elects to have Landlord construct the Tenant Improvements in the Current Premises, and if the Current Premises Completion Date has not occurred by the Estimated Current Premises Completion Date, subject to Force Majeure Delays and Tenant Delays, the Commencement Date shall not be affected thereby, but Tenant shall be entitled to one (1) additional day of Current Premises Rent Abatement (the “Additional Current Premises Rent Abatement”) for each further day of delay, which shall be in addition to the Current Premises Rent Abatement set out in the Rent Schedule set forth in Section 1.8 hereof.

(iii) Additional Rent Abatement for First Floor Premises. If Tenant elects to have Landlord construct the Tenant Improvements in the First Floor Premises, and if the First Floor Premises Completion Date has not occurred by the Estimated First Floor Premises Completion Date, subject to Force Majeure Delays and Tenant Delays, the Commencement Date shall not be affected thereby, but Tenant shall be entitled to one (1) additional day of First Floor Premises Rent Abatement (the “Additional First Floor Premises Rent Abatement”) for each further day of delay, which shall be in addition to the First Floor Premises Rent Abatement set out in the Rent Schedule set forth in Section 1.8 hereof.

(iv) Additional Rent Abatement for Sixth Floor Premises. If (i) Tenant elects to have Landlord construct the Tenant Improvements in the Sixth Floor Premises, and if the Sixth Floor Premises Delivery Date has not occurred by the Estimated Landlord-Managed Construction Sixth Floor Premises Delivery Date, subject to Force Majeure Delays and Tenant Delays, or (ii) if Tenant elects to manage construction of the Tenant Improvements in the Sixth Floor Premises and the Sixth Floor Premises Delivery Date has not occurred by the Estimated Tenant-Managed Construction Sixth Floor Premises Delivery Date, subject to Force Majeure Delays and Tenant Delays, then in either case, the Sixth Floor Premises Commencement Date shall not be affected thereby and the Term for the Sixth Floor Premises shall commence as of such date and in either case Tenant shall be entitled to two (2) additional days of Sixth Floor Premises Rent Abatement (the “Additional Sixth Floor Premises Rent Abatement”), which shall be in addition to the Sixth Floor Premises Rent Abatement set out in the Rent Schedule set forth in Section 1.8 hereof.

The Additional Fifth Floor Premises Rent Abatement, the Additional Current Premises Rent Abatement, the Additional First Floor Premises Rent Abatement and the Additional Sixth Floor Premises Rent Abatement are sometimes referred generically herein, where the context so requires as “Additional Rent Abatement”). Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of either the Fifth Floor Premises or the Sixth Floor Premises to Tenant until Landlord has received from Tenant a copy of this Lease fully executed by Tenant.

4.3 Condition of Premises. The Current Premises and the First Floor Premises have been delivered to Tenant and Tenant accepts occupancy thereof in their current “as is”, “where is” condition, subject only to Landlord’s maintenance, repair and any other obligations set forth in this Lease. Landlord shall deliver the Fifth Floor Premises (and if Tenant elects to have Landlord construct the Tenant Improvements in the Sixth Floor Premises as provided above, the Sixth Floor Premises) with the Tenant Improvements completed in a good and workmanlike manner, in compliance with all Laws, and otherwise subject to the terms and conditions of the Landlord-Managed Work Letter. If Tenant elects to manage the Tenant Improvements in the Sixth Floor Premises, then Landlord shall deliver the Sixth Floor Premises to Tenant in “as is”, “where is”, broom-clean and vacant condition. Notwithstanding the foregoing, in all events Tenant’s occupancy of any part of the Premises shall be subject to latent defects identified by Tenant to Landlord in writing within one (1) year of the Commencement Date or the Sixth Floor Premises Commencement Date, as applicable, and in accordance with and subject to any provisions of the Lease pertaining to Hazardous Materials and in substantial compliance with all building codes and ordinances applicable to the use and occupancy of the Fifth Floor Premises and the Sixth Floor Premises and with all currently installed HVAC, electric, lighting and plumbing installations located therein all being in good and proper working condition as would commonly be expected for a modern Class A suburban office building in Denver, Colorado (the “Landlord’s Work”) with the cost of same being at the sole cost and expense of Landlord, without any of such costs being part of the Operating Expenses, charged to Tenant, or being deducted from any applicable Allowance, and also subject to Landlord’s maintenance, repair and any other obligations set forth in this Lease. Landlord’s Work shall be completed on or before the Commencement Date or, as applicable, the Sixth Floor Premises Commencement Date and shall include, without limitation, the following: the Building structural systems, roof system, plumbing systems (including, without limitation, all connections and distribution of plumbing to internal appliances), unless modified as part of Tenant’s Work (hereinafter defined), window systems, window covering, elevator systems, restrooms; the base building HVAC mechanical systems (including, without limitation, all connections and distribution to or of HVAC internal appliances), unless modified as part of the Tenant’s Work; and the base building electrical systems (to include all connections and distribution of electricity to the Premises), unless unreasonably modified as part of the Tenant’s Work. Notwithstanding the foregoing, nothing herein shall be construed to mean that Landlord shall be prevented from performing normal maintenance and repairs following the Commencement Date or Sixth Floor Premises Commencement Date, as applicable, and passing the documented, out-of-pocket cost of same through to Tenant as part of normal Operating Expenses, to the extent that such expenses would otherwise be includable as a part of Operating Expenses hereunder. If a non-compliance with such warranty exists for the Fifth Floor Premises as of the Commencement Date or for the Sixth Floor Premises as of the Sixth Floor Premises Commencement Date, or if one of such operating systems or elements should malfunction or fail within the warranty period below, as Tenant’s sole remedy for Landlord’s breach of this warranty, Landlord shall, as Landlord’s sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord’s expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the acts or omissions of Tenant and/or any of Tenant’s Parties. The warranty period shall be the longer of nine (9) Months after delivery of the Fifth Floor Premises or the Sixth Floor Premises, respectively, to Tenant, including any Early Occupancy under Section 4.4 below or such longer warranty period(s) as Landlord may have from any contractors or other third parties. If Tenant does not give Landlord the required notice within said warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Tenant at Tenant’s sole cost and expense, unless such repair would otherwise be an obligation of Landlord hereunder. Tenant acknowledges that, except as otherwise expressly set forth in this Lease and the Work Letter, if any, (i) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Property or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business, and Tenant shall accept the Premises in its then as-is condition on delivery by Landlord, and (ii) the acceptance of possession of the Premises by Tenant shall establish that the Premises, the Building and the Property were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to the Work Letter completed and without any obligation on Landlord’s part to make any further alterations, upgrades or improvements thereto, subject only to completion of minor punch-list items identified by the parties to be corrected by Landlord, if any, as provided in the Work Letter.

4.4 Early Occupancy. So long as Landlord has received from Tenant certificates satisfactory to Landlord evidencing the insurance only as expressly required to be carried by Tenant under this Lease, Landlord will give Tenant and Tenant’s designated contractors access to the Fifth Floor Premises at any time after the date of execution of this Lease and the Sixth Floor Premises at any time after Landlord obtains possession thereof from the current tenant (collectively, the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense, subject to payment of the Allowance as set forth in Section 1.15 and the Work Letter. Tenant’s use and occupancy of any portion of the Premises during the Early Access Period shall be subject to all terms and conditions of the Prior Lease and this Lease, except that Tenant shall not be obligated to pay Rent (which shall include any costs of any kind) during the Early

Access Period (other than pursuant to the terms of the Prior Lease for the Current Premises) until either the Commencement Date or the Sixth Floor Premises Commencement Date, as applicable. The parties acknowledge and agree that Landlord may be performing the Landlord’s Work and, as may be applicable, work pursuant to the Landlord-Managed Work Letter, in the Premises during such Early Access Period, and in connection therewith, Landlord and Tenant agree to mutually cooperate with each other and each other’s respective contractors during the Early Access Period. Such renovations to the Premises performed by Landlord pursuant to the Landlord-Managed Work Letter may have an impact on the Tenant’s Permitted Use of the Premises. Tenant confirms its understanding that completion of such renovations may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Notwithstanding the foregoing, Landlord will use commercially reasonable efforts to minimize disruption to Tenant’s business operations in the Premises during any such construction. Subject to the foregoing, as well as any other provisions of this Lease to the contrary, Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its Rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s Permitted Use of the Premises or conduct of its business throughout the completion of such construction. Notwithstanding the foregoing, however, if, in any instance where Tenant is performing work pursuant to a Tenant-Managed Work Letter, Landlord’s Work unreasonably interferes with the performance of the Tenant’s Work and causes a delay in completion of the Tenant’s Work, then Tenant shall be entitled to Additional Rent Abatement with respect to the affected portion of the Premises for each day of delay, as more fully set forth in Section 4.2 above. Notwithstanding the foregoing, however, if, in any instance where Landlord is performing work pursuant to a Landlord-Managed Work Letter, Tenant’s Work unreasonably interferes with the performance of the Landlord’s Work and causes a delay in completion of the Landlord’s Work, then such delay shall constitute a Tenant Delay hereunder.

ARTICLE 5 - RENT

5.1 Monthly Base Rent. Except as may be specifically authorized elsewhere in this Lease, Tenant agrees to pay Landlord, the Monthly Base Rent as designated in the Summary. Monthly Base Rent and recurring monthly charges of Additional Rent (defined below) shall be paid by Tenant in advance on the first day of each and every calendar Month (“Due Date”) during the Term. Monthly Base Rent for any partial Month shall be prorated in the proportion that the number of days this Lease is in effect during such Month bears to the actual number of days in such Month.

5.2 Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to Monthly Base Rent, if any, including, without limitation, payments for Operating Expenses, Taxes, Insurance Costs and Utilities Costs to the extent payable by Tenant under this Lease shall be considered “Additional Rent”, and the word “Rent” in this Lease shall include all such Additional Rent unless the context specifically states or clearly implies that only Monthly Base Rent is referenced. Except as may be specifically authorized elsewhere in this Lease, Rent shall be paid to Landlord, without any prior notice or demand therefor and without any notice, deduction or offset, in lawful money of the United States of America.

5.3 Late Charges & Interest Rate. If Landlord does not receive Rent or any other payment due from Tenant on the Due Date, Tenant shall pay to Landlord a late charge equal to four percent (4%) of such past due Rent or other payment. Notwithstanding the above, Landlord agrees to waive such four percent (4%) late charge with respect to the first such late payment in any consecutive twelve (12) Month period during the Term or any extended term, so long as such Rent is paid within five (5) business days after written notice thereof from Landlord. Tenant agrees that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any late charge shall not constitute a waiver by Landlord of Tenant’s Default (as hereinafter defined) with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord. If any installment of Monthly Base Rent or Additional Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the Due Date, it shall bear interest at the Interest Rate set forth in the Summary from the Due Date until paid. Notwithstanding the foregoing, Landlord shall not more than one (1) time during any consecutive twelve (12) months period during the Term or any extended term, waive its right to collect the interest as set forth above if Tenant pays the Rent within five (5) business days after written notice thereof from Landlord. Nothing herein shall require Landlord to give any additional notices; however, if Landlord does elect for any reason to give more than one notice of nonpayment during any twelve (12) month period the waiver of Landlord’s right to collect interest shall not be waived. All interest, and any late charges imposed pursuant to this Section 5.3, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

ARTICLE 6 - SECURITY DEPOSIT

Intentionally left blank.

ARTICLE 7 - OPERATING EXPENSES/UTILITIES/SERVICES

7.1 Operating Expenses. Tenant shall pay for or contribute to the Operating Expenses as provided in the Summary.

7.2 Utilities and Services. Tenant shall pay for or contribute to the Utilities Costs as provided in the Summary.

7.3 Taxes. Tenant shall pay for or contribute to the Taxes for the Property as described in the Summary. As used in this Lease, the term “Taxes” means: (a) all real property taxes and assessments, possessory interest taxes, personal property taxes; and (b) business or license taxes or fees, license or use fees, excises, transit charges, and other impositions of any kind (including fees “in-lieu” or in substitution of any such tax or assessment), if any, imposed upon or measured by Rent or in lieu of Rent, to the extent that such taxes are in lieu of current real property taxes and assessments, which are now or hereafter assessed, levied, charged or imposed by any public authority upon the Building, Site, Property and/or Premises or any portion thereof, (or any portion or component thereof, or the ownership, operation, or transfer thereof); and (c) any tax specifically assessed against Rent in the form of a sales, use or other similar tax. Taxes shall not include inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, federal, state or local income taxes or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord. If it shall not be lawful for Tenant to reimburse Landlord for any such Taxes, the Monthly Base Rent payable to Landlord under this Lease shall be revised to net Landlord the same net rent after imposition of any such Taxes by Landlord as would have been payable to Landlord prior to the payment of any such Taxes. Notwithstanding anything herein to the contrary, Tenant shall be liable for all taxes levied or assessed against personal property, furniture, fixtures, above-standard Tenant Improvements and alterations, additions or improvements placed by or for Tenant in the Premises. Furthermore, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the Rent or services provided herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Property; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Tenant shall have the right to protest (or require Landlord to protest) tax assessments for the Property as more fully provided in Section 34.10 hereof.

7.4 Insurance Costs. Tenant shall pay for or contribute to Insurance Costs as provided in the Summary. As used in this Lease, “Insurance Costs” means the cost of insurance obtained by Landlord pursuant to Article 15 (including self-insured amounts and deductibles, if any).

7.5 Interruption of Utilities and Services. Except as may otherwise be set forth herein, Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises to the extent such failure is caused by all or any of the following: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; or (f) any other cause beyond Landlord’s reasonable control. In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided below and in Articles 17 and 18 if such failure is a result of any casualty damage or taking described therein), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall use commercially reasonable efforts to resume such services or utilities as promptly as practicable. Notwithstanding the foregoing, however, if HVAC, water, toilets, electric service or elevator service (each service, a “Critical Service” and collectively “Critical Services”) are terminated or substantially reduced (any such event, a “Rent Abatement Service Failure”) such that any portion of the Premises are rendered untenantable in the reasonable determination of Landlord and Tenant for three (3) consecutive days, and the Premises or any portion thereof are in fact not occupied by Tenant for three (3) consecutive days, then Rent shall abate pro rata as to the portion of the Premises not occupied by Tenant on a per diem basis until such Critical Services are restored in a manner reasonably consistent with the level of such Critical Services provided prior to the event giving rise to the Rent Abatement Service Failure. In no event shall there be any abatement if the problem with the Critical Services was caused in whole or in part by the negligent or willful act or omission or misconduct of Tenant, its agents, employees, contractors, sublessees or licensees or if Tenant’s sublessees or licensees are not entitled to rent abatement from Tenant. In connection with the foregoing, Tenant agrees to give Landlord prompt notice (which may be given orally to Landlord’s property manager or other designated representative followed by written notice given as soon as reasonably practicable after such oral notice) of any Rent Abatement Service Failure. Additionally, in the event that any Rent Abatement Service Failure continues for more than five (5) consecutive days after written notice to Landlord from Tenant identifying the Rent Abatement Service Failure, Tenant shall have the right, but not the obligation, to perform any such maintenance, repair or replacement as Tenant deems reasonably necessary to restore such Rent Abatement Service Failure and in such event, Tenant may offset the actual costs of the same against the next Rent coming due under this Lease after compliance by Tenant of all of the provisions for offset of Rent as described in Article 33 hereof.

ARTICLE 8 - MAINTENANCE AND REPAIR

8.1 Landlord’s Repair Obligations. In addition to any repair obligations of Landlord set forth elsewhere in this Lease, Landlord, at Landlord’s cost, shall repair, maintain and replace as necessary, the foundation and structural elements of the Building (including structural load bearing walls and roof structure), the exterior of the Building, including exterior windows and doors, and utility meters, electrical lines, pipes and conduits connected to, located in, or otherwise serving the Building and the Premises in a manner and at levels reasonably consistent with other Comparable Buildings and in compliance with all Laws; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any negligence or willful misconduct of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the actual and reasonable costs of such maintenance, repairs and replacements that are not covered by insurance required to be maintained by Landlord hereunder less any applicable deductible (regardless as to whether or not Landlord actually makes a claim for such repairs). Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Except as otherwise stated in the Summary or elsewhere in this Lease, Tenant waives the right to make repairs at Landlord’s expense under any Laws. All other repair and maintenance of the Premises, Building and Property to be performed by Landlord, if any, shall be as provided in the Summary. Notwithstanding the foregoing, if Landlord fails to perform any of its maintenance or repair obligations pursuant to this Section 8.1 or otherwise as provided in this Lease, and if such maintenance or repair obligation pertains to a Critical Service to be provided by Landlord hereunder (even if such failure has not resulted in a Rent Abatement Service Failure), and such failure continues for more than five (5) consecutive days after notice from Tenant of such failure, then in addition to any other rights or remedies which Tenant might have hereunder, Tenant shall have the right, but not the obligation, to perform any such maintenance, repair or replacement with respect to such Critical Service as Tenant deems reasonably necessary, and to offset the actual costs of the same against the next Rent coming due under this Lease after compliance by Tenant of all of the provisions for offset of Rent as described in Article 33 hereof. All other repair and maintenance of the Premises, Building and Property to be performed by Landlord, if any, shall be as provided in the Summary.

8.2 Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth elsewhere in this Lease and in Section 8.1 above and in the Summary, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, preserve and replace (to the extent replacement would be required as a part of such repair obligations, would be deemed commercially reasonable for tenants in Comparable Buildings, and would not otherwise be Landlord’s obligation to replace hereunder), as necessary, the interior of the Premises and all parts thereof including, without limitation, all Tenant Improvements and Alterations (as hereinafter defined), Tenant’s signs, if any, door locks, closing devices, security devices, window sashes, floors and floor coverings, shelving, kitchen, custom lighting, and/or appliances of any kind located within the Premises, if any, so as to keep all of the foregoing elements of the Premises in good condition and repair, reasonable wear and tear and casualty damage excepted. Tenant shall replace, at its expense, any and all plate glass, if any, in and about the Premises (exclusive of exterior window panes, which shall be Landlord’s responsibility hereunder) which is damaged or broken from any cause whatsoever except due to the negligence or willful misconduct of Landlord, its agents or employees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) that are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. All other repair and maintenance of the Premises, Building and Property to be performed by Tenant, if any, shall be as provided in the Summary. If Tenant refuses or neglects to repair and maintain the Premises properly as expressly required hereunder to the reasonable satisfaction of Landlord, then at any time following thirty (30) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, Landlord may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rent, Landlord’s reasonable costs for making such repairs plus an amount not to exceed five percent (5%) of such costs for overhead, within thirty (30) days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such thirty (30) day period will bear interest at the Interest Rate until paid by Tenant.

ARTICLE 9 - USE

Tenant shall use the Premises solely for the Permitted Use specified in the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord’s prior written approval, which approval shall not be unreasonably withheld or conditioned. Tenant shall observe and comply with the Rules and Regulations attached hereto as Exhibit E, as the same may be modified by Landlord from time to time, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord; provided, however, that in the event that there is any conflict between such Rules and Regulations (or any subsequent modifications thereto) and this Lease, the terms of this Lease shall control, and further provided that no subsequent modifications to the Rules and Regulations shall increase Tenant’s obligations or decrease Tenant’s rights under this Lease. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of any such Rules and Regulations so long as Landlord uses reasonable efforts to uniformly enforce the Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all Laws and all requirements of any board of fire underwriters or similar body relating to the Premises now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises (whether, except as otherwise provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises and regardless of the period of time remaining in the Term). Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Building or the Property, if any, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building or the Property, nor commit or suffer to be committed any waste in, on or about the Premises.

ARTICLE 10 - HAZARDOUS MATERIALS

As used in this Lease, the term “Environmental Law(s)” means any past, present or future federal, state or local Law relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. As used in this Lease, the term “Hazardous Materials” means and includes any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Laws including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials, motor vehicle fuel stored in fuel tanks of motor vehicles used on site, any oil, fuel or similar materials used in connection with any Generator (hereinafter defined) that may be installed on the Property, or any other materials that may be reasonably necessary for Tenant’s operation at the Property for the Permitted Use, all of which shall be stored and used in compliance with all Environmental Laws (some or all of which may constitute Hazardous Materials), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Property by Tenant, its agents, officers, directors, shareholders, members, partners, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease or the early termination of Tenant’s right to occupy the Premises, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by Law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, shareholders, partners, officers, directors, managers, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant’s Parties. To the fullest extent permitted by Law, Landlord agrees to promptly indemnify, protect, defend and hold harmless the Tenant’s Parties from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are not the subject of Tenant’s indemnity of Landlord hereunder. Landlord hereby represents that, as of the date of this Lease, to Landlord’s actual knowledge with no further duty to investigate, there are no reportable quantities of any Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property which would require any remediation in order for the Premises, the Building or the Property to be in compliance with all Environmental Laws. Landlord shall have the right, subject to the provisions of Article 24 hereof, to periodically conduct inspections of the Premises for any evidence of Mold (hereinafter defined), persistent water leaks or persistent water infiltration in the Premises. As used in this Lease, “Mold” means mold, fungi, spores, microbial matter, mycotoxins and microbiological organic compounds. The provisions of this Article 10 will survive the expiration or earlier termination of this Lease or the early termination of Tenant’s right to occupy the Premises.

ARTICLE 11 - PARKING

At all times during the Term as may be extended Tenant shall be entitled to utilize the number and type of parking spaces specified in the Summary within the parking areas for the Property. Subject to the limitations set forth herein, at any time Tenant is not the sole tenant of the Building, Landlord shall have the right to establish and modify the nature and extent of the parking areas for the Building and Property (including whether such areas shall be surface, underground and/or other structures). In addition, if Tenant is not the sole tenant of the Building, Landlord may, in its discretion, designate any unreserved parking spaces as reserved parking, subject to Landlord at all times respecting the express rights of Tenant under the Lease, including without limitation Tenant’s right at all times to the Tenant-Designated Reserved Spaces. The terms and conditions for parking at the Property shall be as specified in the Summary and in the Rules and Regulations regarding parking as contained in Exhibit E attached hereto, as the same may be modified by Landlord from time to time; provided, however that the parking Rules and Regulations (and any modifications thereto) shall be subject at all times to the same conditions as are applicable to the general Rules and Regulations of the Property as more fully set forth in Article 9 hereof. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants, if any, or for such other uses such as visitor, handicapped or other special purpose parking. Tenant’s visitors shall be entitled to access to the parking areas on the Property designated for visitor use, subject to availability of spaces and the terms of the Summary.

ARTICLE 12 - TENANT SIGNS

Tenant currently has the following signage located on and around the Building: (i) two (2) back-lighted signs containing Tenant’s name and corporate logo placed on top of the Building façade, and (ii) one (1) identifying strip on the Project Monument Sign (hereinafter defined) (collectively, the “Current Signage”). Provided that no Default which has existed beyond any applicable notice and cure period and which has resulted in the termination of this Lease or the termination of Tenant’s right to possession of the Premises has occurred, Tenant or its corporate affiliates or any other Permitted Transferee (hereinafter defined) (but not any other unrelated third party, assignee or sublessee) shall be permitted to maintain and/or replace the Current Signage during the Term and any extensions thereof. Moreover, Landlord agrees that, during the Term and any extensions thereof, subject only to the limitations set forth herein, Tenant shall have the exclusive right to any signage in and around the Building or elsewhere on the Property, including without limitation exclusive rights to any signage located anywhere on the exterior of the Building, the exclusive right to any free-standing signs located elsewhere on the Property (including any signage which may be of an advertising nature), and the exclusive right to install signage on the current ground mounted monument sign located in front of the Building (“Project Monument Sign”), which may include, subject to the provisions below regarding changes to any Current Signage, modification of the Current Signage on the Project Monument Sign so that Tenant’s signage encompasses the entirety of the Project Monument Sign. Notwithstanding the foregoing, if Tenant exercises the Early Termination Right as described in Article 32 of this Lease, or if Tenant otherwise affirmatively elects to relinquish all or any portion of the Premises, Tenant will no longer have exclusive rights to the Project Monument Sign, and if Tenant shall have previously elected to utilize the entirety of the Project Monument Sign as provided above, Tenant, at Tenant’s sole cost and expense, will remove such signage and replace the same with signage encompassing only the top panel of the Project Monument Sign within thirty (30) days after Landlord’s written request for such removal, provided however, that so long as Tenant leases any space in the Building, Tenant will still be entitled to the top panel on the Project Monument Sign during the Term and any extensions thereof. With respect to any Current Signage and any future signage that may be placed on or around the Property by Tenant during the Term hereof (all, collectively, “Tenant’s Signage”), Tenant agrees that the location, size, material, construction and design of the Tenant’s Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (provided, that, with respect to the Current Signage, Tenant may repair or replace the Current Signage with like signage without Landlord’s prior approval, but otherwise upon advance notice to Landlord and in compliance with the terms and conditions of this Article); compliance with Laws; and if required, the prior written approval of the architectural review committee under any restrictive covenants applicable to the Property, as the same may be amended or modified from time to time. Tenant, at its expense, shall obtain all necessary governmental permits and certificates required for the installation and use of the Tenant’s Signage, as well as any approvals necessary under any applicable covenants. All construction, installation, alterations and repair and maintenance work shall be performed in a good and workmanlike manner in compliance with the Building’s rules and regulations and this Lease. Tenant shall maintain Tenant’s Signage and keep it in good working order and repair and shall timely pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant related to the Tenant’s Signage. Upon the Expiration Date or earlier termination of this Lease, or upon the early termination of Tenant’s right to occupy the Premises, Tenant shall, at its sole expense, promptly remove all such Tenant’s Signage which shall become the property of Tenant, and repair any damage caused by the Tenant’s Signage or its removal. In the event Tenant fails to promptly remove Tenant’s Signage within sixty (60) days after the expiration or termination of this Lease or the early termination of Tenant’s right to occupy the Premises, Landlord shall have the right, but not the obligation, to remove Tenant’s Signage, dispose of the same as Landlord deems appropriate in its sole discretion and to charge Tenant the actual and reasonable costs of such removal and/or disposal without being liable to Tenant by reason of such removal or disposal. Additionally, Landlord agrees that it will not re-name the Building during the Term or any extensions thereof without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Landlord desires to change the name of the Building, Landlord will notify Tenant in writing and provide Tenant an opportunity to reasonably object to the name change within thirty (30) days of deemed receipt of such notice. If Tenant fails to respond within such thirty (30) day time frame, Tenant shall be deemed to have consented to the proposed name change. Tenant shall have the right to use photographs or other depictions of the Building from time to time, without prior consent of Landlord, in connection with marketing or otherwise. All of Tenant’s Signage hereunder shall be consistent and compatible with all Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Property, if any. Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission (unless Landlord’s permission is not required hereunder) and which is visible from outside the Premises, without being liable to Tenant by reason of such removal, and to charge the actual and reasonable cost of removal to Tenant as Additional Rent hereunder, payable within thirty (30) days after Tenant’s receipt of Landlord’s documented invoice therefor.

ARTICLE 13 - ALTERATIONS

13.1 Alterations. After installation of the initial Tenant Improvements for the Premises, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (“Alterations”) subject to and upon the following terms and conditions:

a. Tenant shall not make any Alterations without Landlord’s prior written consent, which may be withheld in Landlord’s reasonable discretion, which: (i) affect any area outside the Premises including the outside appearance, character or use of any portions of the Building or other portions of the Property; (ii) affect the Building’s roof, roof membrane, any structural component or any base Building equipment, services or systems (including fire and life/safety systems), or the proper functioning thereof, or Landlord’s access thereto; (iii) in the reasonable opinion of Landlord rendered in good faith, lessen the value of the Building or the Property; (iv) will violate or require a change in any occupancy certificate applicable to the Premises; or (v) would trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building or other aspect of the Property.

b. Tenant shall not make any Alterations not prohibited by Section 13.1(a), unless Tenant first obtains Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, provided Landlord’s prior approval shall not be required for any Alteration that is not prohibited by Section 13.1.a above and is of a cosmetic nature (which shall include, without limitation, all wall and floor finishes) or otherwise does not require the issuance of a building permit and that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”): (i) the costs of such Alteration on any one floor do not exceed Twenty-Five Thousand Dollars ($25,000.00); (ii) to the extent reasonably required by Landlord or by Law due to the nature of the work being performed and to the extent applicable, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; (iii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Section 13.1; and (iv) the making of such Alterations will not otherwise cause a Default by Tenant under Article 22 of this Lease. Tenant shall provide Landlord with ten (10) days’ prior written notice before commencing any Alterations. In addition, before proceeding with any Alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense all necessary governmental permits and approvals for the commencement and completion of such Alterations. Landlord’s approval of any plans, contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability with respect to such Alterations and will create no liability or responsibility on Landlord’s part concerning the completeness of such Alterations or their design sufficiency or compliance with Laws.

c. All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings, if any; (ii) lien-free and in a workmanlike manner; (iii) in compliance with all Laws; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; (v) by licensed and bondable contractors and subcontractors selected by Tenant and reasonably approved by Landlord, and (vi) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

d. Tenant shall pay to Landlord, as Additional Rent, and only if the proposed Alteration involves life safety systems, structural, electrical, HVAC, roof, or plumbing systems of the Building, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, within thirty (30) days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within thirty (30) days after completion of any Alterations, a construction supervision fee equal to (i) two percent (2%) if Landlord managed the Alterations, or (ii) one percent (1%) if Tenant managed the Alterations, of the total cost of the Alterations.

e. Throughout the performance of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the insurance provisions of this Lease.

13.2 Removal of Alterations. All Alterations and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant concurrent with and as a part of any Landlord approval of the Alterations or Tenant Improvements to any portion of the Common Areas, including the Building lobby, identify those Alterations or Tenant Improvements to any portion of the Common Areas, including the Building lobby which Landlord shall require Tenant to remove at the end of the Term or otherwise be deemed to have waived such right; provided, however, that in no event will Landlord have the right to designate any Alterations or Tenant Improvements to any portion of the Common Areas, including the Building lobby for removal unless such Alterations or Tenant Improvements to any portion of the Common Areas, including the Building lobby are of a nature that would typically require removal and the repair costs for such removal are materially in excess of the removal and repair costs associated with standard office improvements. If Landlord requires Tenant to remove any such Alterations or Tenant Improvements to any portion of the Common Areas, including the Building lobby, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal to its original condition, ordinary wear and tear excepted (or, at Landlord’s option, Tenant shall pay to Landlord all of Landlord’s costs of such removal and repair). Notwithstanding the foregoing, Landlord agrees that Tenant shall have no obligation to remove at the end of the Term any Alterations, improvements or other installations currently existing in the Premises as of the date of this Lease, nor shall Tenant have any obligation to remove at the end of the Term any Alterations, Tenant Improvements or other installations constructed by either Landlord or Tenant as part of either a Tenant-Managed Work Letter or a Landlord-Managed Work Letter except for Tenant Improvements to any portion of the Common Areas, including the Building lobby, required to be removed at the direction of Landlord as set forth above.

13.3 Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Property or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, Alterations, improvements or other work contracted for or undertaken by Tenant or any Tenant Party. If any such liens are filed, Tenant shall, at its sole cost, take prompt action to cause such liens to be released of record or bonded so that such lien(s) no longer affect(s) title to the Property, the Building or the Premises. If Tenant fails to cause any such lien to be released or bonded within ten (10) business days after receiving notice thereof, Landlord may cause such lien to be released by any reasonable means, including payment in satisfaction of the claim giving rise to such lien, and Tenant shall reimburse Landlord within ten (10) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

ARTICLE 14 - TENANT’S INSURANCE

14.1 Tenant’s Insurance. On or before the earlier of the Early Access Period, the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance with limits of coverage as set forth in Section 1.14 of the Summary:

a. Special Form (formerly known as “all risk”) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or the Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less than the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptive.

b. Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability. The limits of liability of such commercial general liability insurance may be increased every three (3) years during the Term upon reasonable prior notice by Landlord to an amount reasonably required by Landlord and appropriate for tenants of Comparable Buildings.

c. Commercial Automobile Liability covering all owned, hired and non-owned automobiles.

d. Worker’s compensation, in statutory amounts and employers liability, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

e. Umbrella liability insurance on an occurrence basis, in excess of and following the form of the underlying insurance described in Section 14.1.b. and 14.1.c. and the employer’s liability coverage in Section 14.1.d. which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies.

f. If Tenant’s business includes professional services, Tenant shall, at Tenant’s expense, maintain in full force and effect professional liability (also known as errors and omissions insurance), covering Tenant and Tenant’s employees from work related negligence and liability in trade.

g. Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

h. Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant of a Comparable Building would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

14.2 Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 14.1.a. and 14.1.g. above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) except for workers’ compensation 14.1 (d ), name Tenant as additional insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) maintain insurance deductibles reasonable and customary to similar sized companies with similar operations; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation; (g) require the insurer to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 14.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 14. Tenant shall cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

14.3 Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy or coverage maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Property, Tenant shall either discontinue the activities affecting the insurance or pay such increase as Additional Rent within ten (10) days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to this Lease or otherwise with respect to the Building or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises other than as allowed by the Permitted Use by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) business days after notice thereof, Tenant shall be deemed to be in Default under this Lease and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

14.4 Self-Insurance. Tenant shall have the right to satisfy its insurance obligations under this Lease by means of self-insurance to the extent of all or part of the insurance required hereunder, but only so long as: (a) such self-insurance is permitted under all Laws applicable to Tenant and/or the Property at the time in question; (b) such self-insurance is in compliance with any minimum insurance requirements imposed upon Landlord by Landlord’s lender(s); (c) Tenant maintains a net worth (as shown by its financial statements audited in accordance with generally accepted accounting principles) of not less than One Hundred Million Dollars ($100,000,000.00); (d) unless such information is already generally available to the public, Tenant shall, not less than annually, provide Landlord an audited financial statement, prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied, showing the required net worth; and (e) such self-insurance provides for loss reserves that are actuarially derived in accordance with accepted standards of the insurance industry and accrued (i.e., charged against earnings) or otherwise funded. “Self-insure” shall mean that Tenant is itself acting as though it were the third-party insurer providing the insurance required under the provisions of this Lease, and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease. To the extent Tenant chooses to provide any insurance required by this Lease by “self-insurance,” then Tenant shall have all of the obligations and liabilities of an insurer, and the protection afforded Landlord, Landlord’s lender, and the Property shall be the same as if provided by a third-party insurer under the coverages required under this Lease. Without limiting the generality of the foregoing, all amounts which Tenant pays or is required to pay and all losses or damages resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions of Article 19 of this Lease, and shall not limit Tenant’s indemnification obligations pursuant to this Lease. In the event that Tenant elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from a third-party insurer, Tenant shall undertake the defense of any such claim, including a defense of Landlord, at Tenant’s sole cost and expense, and use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure. In the event that Tenant elects to self-insure, Tenant shall provide Landlord and Landlord’s lender with certificates of self-insurance specifying the extent of self-insurance coverage. Tenant shall, within twenty (20) days following the date of the damage or destruction, provide Landlord with the proceeds of any self-insurance coverage, and shall use its best efforts to cause the proceeds of any third party property insurance coverage to be provided to Landlord as soon as practicable, regardless of when the damage or destruction occurs in relation to the expiration or earlier termination date of this Lease or the early termination of Tenant’s right to occupy the Premises. If the damage or destruction occurs such that Landlord’s repair or reconstruction cannot be completed prior to the expiration or earlier termination of the Term, then Tenant agrees to compensate Landlord for the loss of rental income (including Base Rent and Additional Rent) sustained during such period of repair or reconstruction.

ARTICLE 15 - LANDLORD’S INSURANCE

During the Term and any extensions thereof, Landlord shall maintain Property Insurance written on a Special Form (formerly known as “all risk”) basis covering the Property and the Building, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations, unless Landlord otherwise elects to insure the Alterations) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a Comparable Building in the state in which the Building is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies that Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Article 15 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall not be included as Insurance Costs, but shall be paid by Tenant within thirty (30) days of receipt of a documented invoice from Landlord. Landlord shall also maintain, at its expense (and shall direct its contractors to obtain) a policy or policies of commercial general liability insurance with the premiums thereon fully paid on before the due date, issued by and maintained with an insurance company with a current A.M. Best rating of at least A-/VII which is authorized to do business in Colorado. Such insurance maintained by Landlord shall afford minimum protection (which may be effected by primary and/or excess coverage) of not less than $5,000,000 for personal injury or death in any one occurrence and of not less than $5,000,000 for property damage in any one occurrence. Landlord shall ensure that the property management company for the Property procure, maintain and keep in full force and effect during the Term of this Lease and any extensions thereof, a policy of professional liability or errors and omissions insurance for the property management company. The minimum acceptable amount of such coverage shall be $1,000,000 per claim and $1,000,000 in the aggregate.

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION

Tenant releases Landlord from all liability for any injury or damage to person or property occurring in the Premises or from any breach of this Lease by Tenant, and agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any such breach, injury or damage, except to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors. Landlord hereby agrees to protect, defend, indemnify and hold Tenant harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in the Premises, to the extent that such injury or damage is attributable to the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors. Except as set forth below, Landlord releases Tenant from all liability for any injury or damage to person or property occurring in any area of the Building or Property other than the Premises and Landlord agrees to indemnify and hold Tenant harmless from and against all claims for such injury or damage, except to the extent that such injury or damage is attributable to any breach of this Lease by Tenant or the negligence or willful misconduct of Tenant, its agents, servants, employees, contractors, customers or invitees. Tenant hereby agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys’ fees and costs of suit) arising out of or in connection with any injury or damage to person or property occurring in any area of the Building or Property other than the Premises, to the extent that such injury or damage is attributable to any breach of this Lease by Tenant or the negligence or willful misconduct of the Tenant, its agents, servants, employees, contractors, customers or invitees. Furthermore, in the event that at any time during the Term Tenant leases less than the entirety of the Building, Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions, costs. demands, loss, damage or expense (including reasonable attorneys’ fees and costs of suit) brought by parties other than Landlord arising out of or as a result of the security cameras installed by Tenant throughout the Building (if any, at such time as Tenant is no longer the sole tenant in the Building), except to the extent of the negligence or willful misconduct of Landlord, its employees, agents or contractors. Tenant shall, if applicable, notify all tenants of the Building of the purpose of the security cameras and shall specifically warn all tenants that these cameras are not intended to provide overall security, to enhance the safety of the Building, or to monitor the Building for all tenants, but are to be used strictly for Tenant’s purposes in its sole discretion; provided, however, that Tenant’s duty to notify shall be limited to those tenants whose names and addresses have been provided to Tenant in writing by Landlord. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

ARTICLE 17 - CASUALTY DAMAGE/DESTRUCTION

17.1 Landlord’s Rights and Obligations. If the Premises or the Building is damaged by fire or other casualty (“Casualty”) to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to this Lease), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete from the date of casualty, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either: (a) repair, reconstruct and restore the portion of the Premises or Building damaged by such Casualty (including the Tenant Improvements, the Alterations that Landlord elects to insure pursuant to Section 13.1 and, to the extent of insurance proceeds received from Tenant, the Alterations that Tenant is required to insure pursuant to Section 13.1), in which case this Lease shall continue in full force and effect; or (b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate. Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such Casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor or, as applicable, thirty (30) days after Landlord receives approval from Landlord’s Mortgagee to rebuild.

17.2 Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall promptly notify Landlord thereof. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations which Tenant is required to insure pursuant to Section 13.1 hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

17.3 Abatement of Rent. If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof (and in connection therewith, if Tenant actually does not use any portion of the Premises after any such casualty, that will be deemed conclusive that Tenant is prevented from using such portion of the Premises), then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises from the date of the damage until the Premises is restored. Except for abatement of Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4 Inability to Complete. Notwithstanding anything to the contrary contained in this Article 17, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is four (4) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 17.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, Force Majeure Delays, and delays caused by Tenant or any of Tenant’s Parties), then Landlord may elect to terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

17.5 Damage to the Property. If there is a total destruction of the improvements on the Property or partial destruction of such improvements, the cost of restoration of which would exceed one-third (1/3) of the then replacement value of all improvements on the Property, by any cause whatsoever, whether or not insured against and whether or not the Premises are partially or totally destroyed, Landlord may within a period of one hundred eighty (180) days after the occurrence of such destruction, notify Tenant in writing that it elects not to so reconstruct or restore such improvements, in which event this Lease shall cease and terminate as of the date of such destruction.

17.6 Damage Near End of Term. In addition to its termination rights in Sections 17.1, 17.4 and 17.5 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term and Landlord’s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such casualty; provided, however, if Tenant exercises its Extension Option within thirty (30) days after the date of receipt of such notice, then Landlord’s termination election will be deemed rescinded.

17.7 Tenant’s Termination Right. Notwithstanding anything to the contrary contained in this Article 17, in the event of any damage or destruction which affects Tenant’s use and enjoyment of all or any material portion of the Premises, if Tenant’s possession and use of the Premises is not restored by Landlord within two hundred seventy (270) days for reasons other than delays caused by Tenant or any of Tenant’s Parties, Tenant shall have the right to terminate this Lease upon written notice to Landlord which termination shall be effective thirty (30) days thereafter, unless during such thirty (30) day time frame Landlord restores Tenant’s possession and use of the Premises in which event Tenant’s notice of termination shall automatically be rescinded. Any such termination hereunder shall be at no cost or fee of any kind or nature to Tenant and no Force Majeure Delay shall delay the onset of Tenant’s rights hereunder.

17.8 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of Law that provide alternative rights for the parties in the event of damage or destruction.

ARTICLE 18 - CONDEMNATION

18.1 Substantial or Partial Taking. Subject to the provisions of Section 18.3 below, either party may terminate this Lease if more than ten percent (10%) or any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). In addition, if Tenant is not the sole tenant of the Building, Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building and/or the Property. In addition, Tenant may terminate this Lease if more than ten percent (10%) of the surface parking areas are subject to a Taking, unless Landlord provides alternative parking on the Property within thirty (30) days of the date of such Taking. If any such alternative parking is in the form of a covered parking structure, Tenant will still be entitled to such parking without charge for the remainder of the Term and any extensions thereof. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Rent and all other elements of this Lease which are dependent upon the area of the Premises, the Building or the Property shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Property, as applicable.

18.2 Condemnation Award. In connection with any Taking of the Premises or the Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such Taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such Taking.

18.3 Temporary Taking. In the event of a Taking of the Premises or any part thereof for temporary use, this Lease shall be and remain unaffected thereby but Rent and all other elements of this Lease which are dependent upon the area of the Premises, the Building or the Property shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Property, as applicable, for the period of the temporary Taking. For purpose of this Section 18.3, a temporary taking shall be defined as a Taking of any portion of the Property other than the surface parking area for a period of ninety (90) days or less, or with respect to any surface parking areas, shall be defined as a Taking of any portion of the surface parking areas for a period of ten (10) days or less.

18.4 Waiver. Tenant hereby waives any rights it may have pursuant to any Laws and agrees that the provisions hereof shall govern the parties’ rights in the event of any Taking.

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION

19.1 Mutual Waiver. Landlord and Tenant each hereby waives its rights against each other for any claims or damages or losses, including any deductibles and self-insured amounts, which are caused by or result from (a) any occurrence insured under any property insurance policy carried by Landlord or Tenant (as the case may be), or (b) any occurrence which would have been covered under any property insurance required to be obtained and maintained by Landlord or Tenant (as the case may be) under this Lease had such insurance been obtained and maintained as required. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this lease.

19.2 Waiver of Insurers. Each of Landlord and Tenant shall cause each property insurance policy carried by such party to provide that the insurer waives all rights of recovery by way of subrogation against Landlord or Tenant, as applicable, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

ARTICLE 20 - ASSIGNMENT AND SUBLETTING

20.1 Restriction on Transfer. Except with respect to a Permitted Transfer pursuant to Section 20.6 below, Tenant shall not, without the prior written consent of Landlord, which consent by Landlord will not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like being sometimes referred to as a “Transfer”). In no event may Tenant encumber or hypothecate this Lease or the Premises. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any Transfer without Landlord’s consent (except for a Permitted Transfer pursuant to Section 20.6 below) shall be voidable at Landlord’s sole election.

20.2 Landlord’s Options. If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and conditions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and such evidence of financial responsibility and standing as Landlord may reasonably require of the Transferee, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, within fifteen (15) business days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord pursuant to this Section 20.2, Landlord will notify Tenant of its election to do one of the following: (a) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; or (b) refuse such consent, which refusal shall be on reasonable grounds and shall be limited to and in strict conformity with the express provisions of Section 20.4 below.

20.3 Additional Conditions; Excess Rent. A condition to Landlord’s consent to any Transfer will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord, an original of Landlord’s standard consent form executed by both Tenant and the proposed Transferee. In addition, if Landlord consents to a Transfer, Tenant agrees that fifty percent (50%) of all rent amounts payable to Tenant with respect to the Transfer (excluding any amounts payable for any services, personal property rental or any other amounts not attributable to rent of the actual real property) in excess of the Rent due to Landlord for such portion of the Premises that is subject to the Transfer shall be paid to Landlord on a monthly basis, as and when Tenant receives such rent, but only after Tenant has first fully recovered on a cash basis, all of its actual, reasonable and customary transaction costs. Notwithstanding the foregoing, Tenant shall not be required to pay to Landlord any excess rent amounts or other consideration payable to Tenant in connection with any Permitted Transfer. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, within thirty (30) days after receipt of Landlord’s documented invoice therefor, Tenant shall reimburse Landlord for Landlord’s reasonable attorneys’ and paralegal fees and other costs incurred by Landlord in reviewing such proposed assignment or sublease (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise) not to exceed Three Thousand Dollars ($3,000.00).

20.4 Reasonable Disapproval. Landlord agrees that it will only withhold its consent to a proposed Transfer if one of the following is true, which Tenant acknowledges would be a reasonable basis for Landlord to withhold its consent: (i) Tenant is then in Default in payment of Base Rent or Additional Rent under the Lease and Tenant refuses to cure as a condition to the Transfer; (ii) the nature and character of the proposed transferee, its creditworthiness (taking into account the creditworthiness of Tenant if Tenant shall remain liable under the Lease), business and activities or its intended use of the Premises are not consistent with the Permitted Use, including any use of the Premises for the medical marijuana industry; (iii) the proposed occupancy would impose an extra burden upon the Building systems beyond the services or uses to which Tenant is entitled hereunder (but only if and to the extent that Tenant is not willing to reimburse Landlord for such reasonable and equitable additional costs); or (iv) the granting of such consent modifies this Lease or requires Landlord to agree to any additional covenants or conditions or waive any existing covenants, conditions or liabilities.

20.5 No Release. No Transfer, occupancy or collection of rent from any proposed Transferee shall be deemed a waiver on the part of Landlord, or the acceptance of the Transferee as Tenant and no Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in Default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in Default under this Lease beyond any applicable notice and cure periods. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of Default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant.

20.6 Permitted Transfers. Notwithstanding the provisions of Section 20.1 above to the contrary, provided that Tenant is not then in Default, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that: (a) no later than thirty (30) days after such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee described in Section 20.2 above; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) in the case of a merger where Tenant will be the non-surviving entity, the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Lease, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (d) except in the case of a merger where Tenant will be the non-surviving entity, Tenant remains fully liable under this Lease; (e) the use of the Premises is pursuant to Section 1.10 of this Lease; (f) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 20 and will not violate any exclusive use covenant to which Landlord is bound; and (g) at the time of the Permitted Transfer, Tenant is not in Default under this Lease beyond the expiration of any applicable notice and cure periods. Additionally, Tenant may, from time to time during the Term and any extensions thereof, allow the use of the Premises by representatives of any entity which is then performing services related to Tenant’s business (such as contractors, clients, partners, vendors or licensees, including without limitation any entity which may be retained by Tenant to operate the portion of the Premises which is subject to the Ancillary Use provisions hereunder) which may be operating under use agreements, service contracts, licenses or other similar arrangements with Tenant, and none of the foregoing arrangements shall be considered a “Transfer” pursuant to this Article 20.

ARTICLE 21 - SURRENDER AND HOLDING OVER

21.1 Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear and casualty damage excepted, with all of Tenant’s personal property, electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (to be removed in accordance with the National Electric Code and other Laws) and those items, if any, of Alterations identified by Landlord pursuant to Section 13.2, removed therefrom and all damage caused by such removal repaired. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property and Alterations identified by Landlord for removal pursuant to Section 13.2, Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at Law or in equity: (a) remove and store such items in accordance with Law; and/or (b) upon thirty (30) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under Law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

21.2 Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Additional Rent under this Lease), but at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination, and Tenant shall not be liable for any consequential damages arising from any such holdover. Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This Section 21.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. The foregoing provisions of this Section 21.2 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise at Law or in equity. Notwithstanding the foregoing, Tenant shall have the right, exercisable by giving Landlord no less than nine (9) months’ written notice (the “Short Term Holdover Notice”) prior to the expiration of the initial Term (or any extension thereof), to remain in the entirety of the Premises for a period of six (6) months after the expiration of the initial Term (or any extension thereof) (the “Short

Term Holdover”). If Tenant timely gives its Short Term Holdover Notice, then Tenant shall be permitted to remain in occupancy of the entirety of the Premises during the Short Term Holdover on the same terms and conditions of this Lease, including the same Monthly Base Rent, escalated by five percent (5%) per annum, and the same Additional Rent that was due and payable in the Month immediately preceding such Short Term Holdover for the entire Short Term Holdover.

ARTICLE 22 - DEFAULTS

22.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a “Default” under this Lease by Tenant:

a. Tenant shall vacate or abandon the Premises (in whole or in part) for a period of thirty (30) or more continuous days at any time during the Term of this Lease or any renewals or extensions thereof provided, however, Tenant may vacate the Premises in whole or in part provided (i) Tenant gives Landlord thirty (30) days prior written notice of its intent to vacate, and (ii) Tenant complies with all other terms of the Lease including payment of Rent and maintaining insurance. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from having any employees in the Premises during business hours for thirty (30) days or longer while in Default of any other provision of this Lease;

b. the failure by Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by Tenant hereunder, where such failure continues for five (5) business days after written notice thereof from Landlord is deemed received by Tenant that such payment was not received when due; provided however, Landlord shall not be required to send more than one (1) such written notice during any consecutive twelve (12) month period;

c. the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it may be cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion; or

d. a Bankruptcy Event (as defined below) involving Tenant shall occur, and in connection therewith Tenant is liquidated or dissolved or Tenant is proceeding towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Section 22.1 shall be in lieu of, and not in addition to, any notice required under any Law.

ARTICLE 23 - REMEDIES OF LANDLORD

23.1 Landlord’s Remedies; Termination. In the event of any such uncured Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant all monetary damages allowed under Law, which may include: (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to reasonable costs for any of the following: tenant improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove. Notwithstanding the foregoing and subject at all times to Law, Landlord shall at all times have the affirmative duty to mitigate its damages in the event of a Default by using commercially reasonable efforts to re-let the Premises in the event of a Default by Tenant hereunder.

As used in Sections 23.1(a) and 23.1(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in the Summary. As used in Section 23.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus six percent (6%).

23.2 Landlord’s Remedies; Continuation of Lease; Re-Entry Rights. In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, so long as at all times Landlord complies with all Law, to (a) continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, and (b) with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by Law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.2, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding the foregoing and subject at all times to Law, Landlord shall at all times have the affirmative duty to mitigate its damages in the event of a Default by using commercially reasonable efforts to re-let the Premises in the event of a Default by Tenant hereunder.

23.3 Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. In the event of any Default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act as required to cure such Default on behalf of Tenant. All actual and reasonable out-of-pocket sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within thirty (30) days after receipt of Landlord’s documented invoice therefor as Additional Rent.

23.4 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Article 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Article 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.5 Costs Upon Default and Litigation. Tenant shall pay to Landlord as Additional Rent all the expenses incurred by Landlord in connection with any Default by Tenant hereunder or the exercise of any remedy by reason of any Default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If either Landlord or Tenant, as the case may be (the “Non-Initially-Named Party”), shall be made a party to any litigation commenced against Tenant or Landlord, as the case may be (the “Initially-Named Party”), or any litigation pertaining to this Lease or the Premises, at the option of such Non-Initially-Named Party, the Initially-Named Party at its expense, shall provide-the Non-Initially-Named Party with counsel reasonably approved by the Non-Initially-Named Party and shall pay all reasonable costs incurred or paid by the Non-Initially-Named Party in connection with such litigation.

23.6 Landlord Default. Subject to the provisions of Article 33 to the contrary, Landlord shall not be in default hereunder unless Landlord fails to cure such default within thirty (30) days of receipt of written notice thereof, however, if such default cannot reasonably be cured within thirty (30) days, Landlord shall not be deemed in default provided Landlord has commenced to cure the default within thirty (30) days of receipt of written notice thereof and diligently prosecutes same to completion. If Landlord disputes the existence of such default, Landlord’s commencement to cure any alleged default shall not be an admission by Landlord that it is in default, nor shall anything herein abrogate or diminish Tenant’s obligation to mitigate its damages. Failure of Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith shall not waive such default, but Tenant shall have the right to declare such default at any time and take such action as is authorized hereunder.

ARTICLE 24 - ENTRY BY LANDLORD

Landlord and its employees and agents shall at all reasonable times and upon reasonable advance notice, have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term or during any Default by Tenant which remains uncured after the expiration of any applicable notice and cure periods, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Property, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of Rent. In exercising such entry rights, Landlord shall endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with reasonable advance notice (oral or written) of such entry (except in emergency situations and for scheduled services). Tenant shall have the right to have a representative of Tenant accompany Landlord or its representative during any such entry. For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord. Notwithstanding the foregoing, Tenant shall have the right to designate certain areas of the Premises as “Secured Areas” should Tenant reasonably require such areas for the purpose of securing certain valuable property or confidential information. Landlord shall not have access to such Secured Areas except in the event of an emergency, in which case, Landlord may use whatever means necessary to access such Secured Areas. Upon written notice from Tenant advising of the existence of certain Secured Areas, Landlord shall not be required to thereafter provide janitorial or other services to such Secured Areas.

ARTICLE 25 - LIMITATION ON LIABILITY

25.1 Limitation of Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including as to any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, Landlord’s interest in the Property (which shall include any rents, sales, insurance and/or condemnation proceeds), and no other assets of Landlord. The provisions contained in the foregoing are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. Nothing herein shall prohibit or limit Tenant from recovering against Landlord damages resulting from Landlord’s wrongful misappropriation of insurance proceeds or condemnation proceeds if Landlord was required, pursuant to the terms of this Lease, to repair the Building or the Premises and failed to do so as a result of such misappropriation. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Property. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only) and the assumption by any subsequent transferee of all of the obligations of “Landlord” hereunder, the transferor shall be automatically relieved of all future covenants and obligations on the part of Landlord contained in this Lease. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, the Property and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

25.2 Limitation of Tenant’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Tenant under this Lease (including as to any actual or alleged breach or default by Tenant) do not constitute personal obligations of the individual members, investors, partners, directors, officers, or shareholders of Tenant or Tenant’s members or partners, and Landlord shall not seek recourse against the individual members, investors, partners, directors, officers, or shareholders of Tenant or Tenant’s members or partners or any other persons or entities having any interest in Tenant, or any of their personal assets for satisfaction of any liability with respect to this Lease.

ARTICLE 26 - SUBORDINATION

        Subject to Landlord’s obligation to provide Tenant with a Non-Disturbance Agreement (hereinafter defined), Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but no later than ten (10) business days after written request from Landlord or any holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. No later than ten (10) business days after written request by Landlord or any Mortgagee, Tenant shall, without charge, attorn to any successor to Landlord’s interest in this Lease. Subject to obtaining a Non-Disturbance Agreement, Tenant hereby waives its rights under any current or future Law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Should Tenant fail to sign and return any such documents within said ten (10) business day period, and should such failure continue for an additional three (3) business days following a second written notice from Landlord, Tenant shall be in Default hereunder. Notwithstanding the foregoing, Landlord agrees, as a condition to the effectiveness of this Lease, to obtain for the benefit of Tenant on or before the date of a mutual execution of this Lease, a non-disturbance agreement from the current Mortgagee of Landlord in recordable form attached hereto as Exhibit K wherein such Mortgagee agrees that it will not disturb Tenant’s tenancy hereunder and/or terminate or otherwise modify this Lease in the event of any foreclosure event (a “Non-Disturbance Agreement”). Tenant shall have the right to record any Non-Disturbance Agreement, notwithstanding any provision of this Lease to the contrary regarding recordation of this Lease. Landlord agrees that if it has not obtained the Non-Disturbance Agreement for Tenant by January 1, 2011, then notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to one (1) additional day of Additional Rent Abatement for the entirety of the Premises (less the Sixth Floor Premises) which shall be in addition to the Initial Rent Abatement set out in the Rent Schedule set forth in Section 1.8 hereof, for each such further day of delay. Notwithstanding the foregoing, however, in the event Landlord has not obtained the Non-Disturbance Agreement by March 31, 2011, such Additional Rent Abatement shall cease, and Tenant shall have the right, at any time thereafter but prior to delivery to Tenant of the Non-Disturbance Agreement, upon no less than thirty (30) days’ written notice to Landlord and such Mortgagee, to terminate this Lease as of such date set forth in Tenant’s notice. If Tenant elects to terminate this Lease as set forth in the preceding sentence, then upon the termination date set forth in Tenant’s notice, Tenant shall vacate the Premises and neither party shall have any further liability or obligation to the other party except for such obligations that survive the expiration or earlier termination of this Lease; provided, however, that if Landlord delivers the Non-Disturbance Agreement within thirty (30) days after receipt of Tenant’s notice of termination, then Tenant’s notice will be deemed rescinded and the termination shall not be effective. With respect to any subsequent Mortgagee, Landlord shall use commercially reasonable efforts to obtain a commercially reasonable Non-Disturbance Agreement for the benefit of Tenant on the then Mortgagee’s form which shall be executed by Tenant within ten (10) business days of receipt thereof; however, Landlord makes no representations or warranties that a Non-Disturbance Agreement will be entered into by any such Mortgagee. Notwithstanding anything to the contrary contained in this Article, with respect to subsequent Mortgages, if the Non-Disturbance Agreement is not entered into by the subsequent Mortgagee then the automatic subordination set forth herein shall not apply and this Lease will not be deemed subordinate to any such future Mortgage.

ARTICLE 27 - ESTOPPEL CERTIFICATE

Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit F attached hereto. Any such estoppel certificate delivered pursuant to this Article 27 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Property, as well as their assignees. Tenant’s failure to deliver such estoppel certificate following an additional three (3) business day cure period after notice shall constitute a Default hereunder. Tenant’s failure to deliver such certificate within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Rent has been paid in advance.

Within ten (10) days following Tenant’s written request, Landlord shall execute and deliver to Tenant a certificate signed by Landlord certifying (a) that the Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Additional Rent have been paid, (c) that the address for notices to be sent to Landlord is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (d) that, except as stated in the certificate, Landlord (to the Landlord’s knowledge), as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against Rent or other charges due or to become due hereunder, (e) that, except as stated in the certificate, Tenant (to the Landlord’s knowledge), in not then in Default under this Lease, and (f) as to such other matters as may be reasonably requested by Tenant.

ARTICLE 28 - RELOCATION OF PREMISES

Landlord shall have no right to relocate the Premises and therefore this provision is intentionally left blank.

ARTICLE 29 - MORTGAGEE PROTECTION

In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant pursuant to the notice provisions of this Lease, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

ARTICLE 30 - QUIET ENJOYMENT

At all times during the Term as may be extended, Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of Rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, provided that any subsequent successor assumes the obligations of “Landlord” hereunder as provided in Section 25.1 hereof.

ARTICLE 31 - MISCELLANEOUS PROVISIONS

31.1 Broker. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than the Brokers specified in the Summary. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from any damages, losses, liabilities and expenses (including reasonable attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder hired or otherwise engaged by Tenant and which is undisclosed by Tenant herein. Landlord shall indemnify, protect, and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and court costs) resulting from any other brokers claiming to have represented Landlord in connection with this Lease. The foregoing indemnities shall survive the expiration or earlier termination of this Lease. Landlord shall pay to the Brokers the brokerage fee, if any, pursuant to a separate written agreement between Landlord and Brokers. Notwithstanding anything to the contrary in this Lease, Landlord hereby agrees that if Landlord fails to pay any brokerage fees or commissions for which it is responsible, Tenant shall have the right, but not the obligation, to pay such fees to Tenant’s Broker directly, and to offset such amounts against Rent as more fully provided in Article 33 hereof.

31.2 Governing Law. This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located. Except as may be Landlord’s express responsibility hereunder, Tenant shall comply with all governmental and quasi-governmental laws, ordinances and regulations applicable to its permitted use and occupancy of the Building, Property and/or the Premises, and all rules and regulations adopted pursuant thereto and all covenants, conditions and restrictions applicable to and/or of record against the Building, Property and/or the Site (individually, a “Law” and collectively, the “Laws”). Landlord shall be responsible for, and shall cause the Building, Property and/or the Premises, as applicable, to comply with, all Laws with respect to all maintenance, repair and replacement obligations which are Landlord’s responsibility hereunder. Without limiting the generality of the foregoing, Landlord shall be responsible for all Americans with Disabilities Act (“ADA”) (which shall be deemed included in the definition of “Laws” hereunder) and any state accessibility requirements, with respect to all of the Common Areas (including, without limitation, all parking areas and all restrooms servicing the Building other than those installed as part of a Tenant-Managed Work Letter) and all points of access into the Building and the Property. Additionally, Landlord shall be responsible, except as may otherwise be set forth in this Lease, at its sole cost and expense (which shall not be passed through as Operating Expenses or otherwise unless expressly permitted hereunder), to cause the Building, Property and/or Premises to comply with all Laws respecting the Building, Property and/or Premises which were in effect as of the date of this Lease, except to the extent that such compliance was Tenant’s responsibility under the Prior Lease. Landlord hereby represents to Tenant that as of the date of this Lease, to Landlord’s actual knowledge without the duty of further investigation, the Building, Property and the Premises, are in compliance with all Laws as of the date of this Lease, including without limitation the ADA and any applicable state accessibility requirements and all Environmental Laws.

31.3 Successors and Assigns. Subject to the provisions of Article 25 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 20.

31.4 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

31.5 Professional Fees. If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual and reasonable appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party.

31.6 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.7 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

31.8 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor and shall be binding on both Landlord and Tenant equally.

31.9 Business Day. A “business day” is Monday through Friday, excluding the Building Holidays expressly identified herein. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.

31.10 Payments and Notices. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by delivery by nationally recognized overnight courier or express mailing service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier; or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

31.11 Prior Agreements; Amendments. This Lease, including the Summary and all Exhibits attached hereto, contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and except as pertains to the Prior Lease with respect to obligations which accrue thereunder prior to the Commencement Date of this Lease and the License Agreement with respect to obligations which accrue thereunder prior to the Commencement Date, no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. Except as pertains to the Prior Lease and/or the License Agreement with respect to obligations which accrue thereunder prior to the Commencement Date of this Lease, the parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.12 Separability. The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by Law.

31.13 Recording. Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease. Notwithstanding the foregoing, Tenant shall have the right to file this Lease or a short form memorandum thereof, with the Securities and Exchange Commission or any other applicable governmental authorities as may be required for Tenant to comply with Laws.

31.14 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.15 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term, including in connection with Tenant’s exercise of any Option in this Lease, but no more often that two (2) times in any calendar year, other than in the event of a Default by Tenant during such calendar year or the exercise of any Option in such calendar year, when such limitation shall not apply), Tenant shall deliver to Landlord (a) a current financial statement of Tenant, and (b) financial statements of Tenant for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). The foregoing provisions shall not be applicable at any time that Tenant is a publicly traded company, or its parent or other affiliated company is a publicly traded company and Tenant’s financial statements are consolidated with the financial statements of such parent or other affiliated company.

31.16 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

31.17 Force Majeure. Except as expressly provided to the contrary herein, including without limitation the provisions of Article 33 hereof, if either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power not within Landlord’s control, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 31.17 shall not apply to nor operate to excuse Tenant from the payment of Monthly Base Rent, or any Additional Rent or any other payments strictly in accordance with the terms of this Lease, nor shall it apply nor operate to excuse Landlord from the payment of the Allowance or any other monetary obligations it might have to Tenant, all of which shall be made strictly in accordance with the terms of this Lease.

31.18 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

31.19 Nondisclosure of Lease Terms. Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the economic terms and conditions of this Lease to any newspaper or other print, internet or broadcast media; provided, however, that Tenant may disclose such economic terms in any filings to the Securities and Exchange Commission or other applicable governmental agencies and such disclosure shall not constitute a disclosure to the media even though such filings may be made publicly available via the internet or other media.

31.20 Authority. If either Landlord or Tenant executes this Lease as a partnership, corporation or limited liability company, then Landlord or Tenant, as applicable, and the persons and/or entities executing this Lease on behalf of such party represent and warrant that: (a) such party is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on such party’s behalf; and (c) this Lease is binding upon such party in accordance with its terms. Each of Landlord and Tenant represents and warrants to the other that such party is not, and the entities or individuals constituting such party or which may own or control such party or which may be owned or controlled by such party are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

31.21 Joint and Several Liability. If more than one entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.22 No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

31.23 Options and Rights in General. Any option (each an “Option” and collectively, the “Options”), including without limitation, any option to extend, option to terminate, option to expand, right to lease, right of first offer, and/or right of first refusal, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. Such Options shall not be made available to any subtenant or licensee of Tenant, but are transferrable to Permitted Transferees and are also assignable in connection with a full assignment of the Lease by Tenant. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if Tenant is in Default under the terms of this Lease beyond any applicable notice or cure period as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event. Each Option granted to Tenant, if any, is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

31.24 Bankruptcy. If at any time during the Term there is a Bankruptcy Event, the following provisions shall apply:

a. Any receiver, assignee for the benefit of creditors (“assignee”), trustee of any kind, or Tenant as debtor-in-possession (“debtor”) shall either expressly assume or reject this Lease within sixty (60) days following the assignment to the assignee or the filing of the pleading initiating the receivership or bankruptcy case. All such parties agree that they will not seek court permission to extend such time for assumption or rejection. Failure to assume or reject in the time set forth herein shall mean that this Lease may be terminated at Landlord’s option. Rejection of this Lease shall be a Default under this Lease.

b. If this Lease is assumed by a debtor, receiver, assignee or trustee, such party shall immediately after such assumption (1) cure any Default or provide adequate assurances that Defaults will be promptly cured; (2) pay Landlord for actual pecuniary loss or provide adequate assurances that compensation will be made for such loss; and (3) provide adequate assurance of future performance.

c. Where a Default exists under this Lease, the party assuming this Lease may not require Landlord to provide services or supplies incidental to this Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of this Lease for such services and supplies provided before the assumption of this Lease.

d. Notwithstanding anything contained in this Lease to the contrary, if this Lease is rejected in any bankruptcy action or proceeding filed by or against Tenant, and the effective date of rejection is on or after the date upon which that month’s Base Rent and Additional Rent is due and owing, then the Base Rent and Additional Rent owing under this Lease for the Month during which the effective date of such rejection occurs shall be due and payable in full and shall not be prorated.

e. Landlord reserves all remedies available to Landlord in Article 23 or at law or in equity in respect of a Bankruptcy Event by Tenant, to the extent such remedies are permitted by Laws.

For the purposes of this Section 31.24, the term “Bankruptcy Event” means (a) a court filing by or against Tenant, of pleadings to initiate a bankruptcy petition of any kind, or the appointment of a receiver or trustee of any or all of Tenant’s assets; (b) a receiver or trustee taking possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver or trustee; or (c) Tenant making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors during the Term.

31.25 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of this Lease, or any other claims.

31.26 Waiver of Consequential Damages. In no event will either Landlord or Tenant be liable to the other party or any other person claiming by, through or under such party for consequential, special or punitive damages, including, without limitation, lost profits.

31.27 Light, Air and View. No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder; provided, however, that Landlord agrees not to construct any structure on the Property or on any adjacent parcels that are owned or otherwise under the control of Landlord or any affiliated company of Landlord, that may serve to either (a) obstruct the current western mountain views that currently exist from the Premises, or (b) obstruct the views of Tenant’s Current Signage from the I-25 corridor. Notwithstanding the foregoing, if Landlord is required (as opposed to entitled) as a result of future changes in Law or as a result of Landlord’s requirements under this Lease to construct a structure that would obstruct such views, and such structure cannot be constructed in a way so as to minimize interference with such views, then Landlord’s construction of such structure shall not be deemed a violation of this subsection.

31.28 No Offer. THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO LEASE, OR A RESERVATION OF, OR OPTION FOR, THE PREMISES. THIS DOCUMENT BECOMES EFFECTIVE AND BINDING ONLY UPON THE EXECUTION AND DELIVERY HEREOF BY A DULY AUTHORIZED REPRESENTATIVE OF LANDLORD AND BY TENANT. UNTIL SUCH TIME AS DESCRIBED IN THE PREVIOUS SENTENCE, EITHER PARTY IS FREE TO TERMINATE NEGOTIATIONS WITH NO OBLIGATION TO THE OTHER.

31.29 Release of Liability from Prior Lease and License Agreement. Landlord and Tenant acknowledge that Tenant currently occupies the Current Premises by virtue of the Prior Lease and currently occupies the First Floor Premises by virtue of the License Agreement. Upon the Commencement Date of this Lease, the Term hereunder shall be deemed to have commenced and both Landlord and Tenant shall be released from any obligations that may exist pursuant to the terms of the Prior Lease and/or the License Agreement, except for any unpaid or unbilled Rent or other amounts due under the Prior Lease and/or the License Agreement prior to the Commencement Date of this Lease.

ARTICLE 32 - EARLY TERMINATION RIGHTS

Tenant shall have the right to terminate this Lease for a portion of the Premises to be determined by Tenant in its sole discretion consisting only of full floor increments according to the following schedule (“Early Termination Right”) effective at midnight, Mountain Time, on the applicable termination date (“Early Termination Date”), provided (i) Tenant is not then in monetary Default beyond the applicable period for notice and cure of any of the terms, covenants, conditions, provisions or agreements of the Lease, or any amendments thereto; (ii) Tenant shall have given Landlord written notice of its election to so terminate on or before the last day of applicable notice date(s) set forth below (“Termination Notice”), which termination shall be effective on the applicable Early Termination Date if notice is so timely given; and (iii) within the time frame set forth below, Tenant delivers the applicable Termination Fee (described below) in cash or certified funds to Landlord. Once Tenant has exercised its first Early Termination Right, all subsequent exercises of the Early Termination Right by Tenant shall be only for full floors contiguous to the floor(s) previously surrendered by Tenant pursuant to the provisions hereof. If Tenant meets the conditions described above and elects to exercise its Early Termination Rights, the Term of the Lease for the applicable portion of the Premises shall expire and come to an end on the applicable Early Termination Date and Tenant shall surrender the entirety of the applicable portion of the Premises to Landlord in the condition required by the Lease and neither party shall have any further obligations to the other with respect to such space after the applicable Early Termination Date, except with respect to such items as expressly survive the expiration or earlier termination of this Lease. Failure of the Tenant to give timely notice of its election to exercise its applicable Early Termination Right or to pay the applicable Termination Fee as set forth herein shall operate as a waiver of that specific Early Termination Right (but not any subsequent rights) and this Lease shall continue to be fully enforceable. The Early Termination Right of Tenant is as follows:

Early Termination Date	Termination Notice Date	Size of Reduction	Termination Fee
January 1, 2018	March 1, 2017	1 full floor	4 months gross Rent
January 1, 2019	March 1, 2018	1 full floor	3 months gross Rent
January 1, 2020	March 1, 2019	1 full floor	2 months gross Rent

As consideration for Tenant’s exercise of any of the available Early Termination Rights, Tenant shall pay a termination fee (“Termination Fee”) to Landlord equal to the above stated amount plus the prorated sum of all transaction costs that remain unamortized with respect to the portion of the Premises which is being relinquished, as of the applicable Early Termination Date, consisting of the then-unamortized Allowance, Leasing Commissions (as hereinafter defined), legal fees and free Rent applicable to such portion of the Premises being relinquished. The amortizations of the applicable Termination Fee shall be on a straight-line basis over ten (10) years at a rate of eight percent (8%) per annum. Within ten (10) days’ after written request from Tenant within one (1) year of the applicable Early Termination Date, Landlord shall provide the applicable Termination Fee to Tenant. Tenant shall pay fifty percent (50%) of the applicable Termination Fee upon delivery of the Termination Notice and the remaining fifty percent (50%) of the Termination Fee at least thirty (30) days prior to the applicable Early Termination Date. Tenant’s obligation to pay the Termination Fee set forth above, as well as other amounts due and owing under the Lease, and any amendments thereto through the applicable Early Termination Date, shall survive the expiration or termination of the Lease or the early termination of Tenant’s right to possession of the Premises under the Lease. On or prior to the applicable Early Termination Date, Tenant will surrender possession of the applicable portion of the Premises to Landlord in accordance with the provisions of the Lease, as if the Early Termination Date were the expiration date of the Lease. Upon the Early Termination Date, both Landlord and Tenant shall be relieved of their obligations under the Lease as it pertains to the applicable portion of the Premises, except those accruing prior to the Early Termination Date which expressly survive the expiration or termination of this Lease. The Early Termination Right of the Tenant set forth herein is personal to the named Tenant herein, its Permitted Transferees and the assignee in connection with a full assignment of the Lease by Tenant and is not otherwise transferable to any other permitted assignee or subtenant. Timely exercise by Tenant of its Early Termination Right shall have no bearing on the ability of Tenant to exercise the Renewal Option described in Rider 1 to this Lease.

ARTICLE 33 - SELF HELP AND OFFSET

33.1 Offsets for Landlord’s Failure to Pay Tenant Improvement Allowance or Leasing Commissions. If Landlord: (a) fails to timely pay to Tenant any portion of the Allowance due from Landlord to Tenant as more fully provided in Section 1.15 above and in the Work Letter; or (b) fails to timely pay to Tenant Broker any one or more installments of real estate commissions payable to the Tenant Broker by Landlord pursuant to Section 1.12 above and pursuant to the Tenant Broker Fee Agreement (“Leasing Commissions”); or (c) fails to otherwise make any other monetary payment which Landlord is required to make hereunder within the time periods set forth herein for such payment (other than a payment which is covered by Section 33.2 below); and if in any of the foregoing cases such failure continues for a period of thirty (30) days (or such shorter period of time if this Lease provides for a shorter period of time) after Landlord’s deemed receipt of written notice from Tenant of such failure, then Tenant shall have the right, in addition to, and not in lieu of, any other rights or remedies that Tenant may have hereunder or otherwise at law or in equity, to pay such costs directly and thereafter, subject to Tenant providing Landlord with an Offset Notice (hereinafter defined) set off against any Rent (otherwise due under this Lease) such costs incurred by Tenant in performing any such payment obligations of Landlord up to the full amount of such Landlord obligations; provided, however, prior to exercising any such rights of offset, Tenant shall first provide Landlord and any Mortgagee of which Tenant has been provided notice with a second notice (the “Offset Notice”) which Offset Notice shall state prominently therein “THIS IS A NOTICE OF TENANT’S EXERCISE OF ITS OFFSET RIGHTS UNDER THE LEASE. IF YOU FAIL TO PAY THE AMOUNTS STATED BELOW TO TENANT WITHIN TEN (10) DAYS AFTER THE DATE OF THIS NOTICE, TENANT WILL OFFSET SUCH AMOUNTS AS EXPRESSLY PERMITTED BY THE TERMS OF THE LEASE FROM THE NEXT INSTALLMENTS OF RENT COMING DUE UNDER THE LEASE”. If neither Landlord nor Mortgagee pay such obligations within ten (10) days after the date of receipt of the Offset Notice, then Tenant may proceed to withhold such authorized amounts stated in the Offset Notice against the next Rent coming due hereunder. This right of Tenant is self operative and is not subject to any other process, notice, or approval to Landlord or any lender or Mortgagee of Landlord except as expressly provided herein. Notwithstanding anything contained herein to the contrary, Tenant agrees that with respect to any Allowance which is first due to Tenant after January 1, 2012, Tenant shall not offset more than twenty-five percent (25%) of the Base Rent payable by Tenant for any Month thereafter, and Tenant further agrees with respect to any Leasing Commissions which it may pay hereunder, any offsets shall be limited as set forth in the Tenant Broker Fee Agreement. With regard to any offsets that may be limited by the foregoing, if such offset does not result in a full reimbursement to Tenant, any balance remaining shall accrue interest at the rate of ten percent (10%) per annum, and provided further, however, if the Term of the Lease has expired prior to Tenant being fully reimbursed through such offset procedure, then Landlord shall pay to Tenant the amount of any remaining credit within thirty (30) days after the expiration of the Term.

33.2 Self-Help Rights and Offsets. If Landlord fails: (a) to perform the obligations for Landlord’s Work as set forth in Section 4.3 above; or (b) to cure a Rent Abatement Service Failure as set forth in Section 7.5 above; or (c) to cure a Critical Services repair or maintenance obligation as set forth in Section 8.1 above; or (d) to perform any obligations to construct Tenant Improvements pursuant to any Landlord-Managed Work Letter; and if in any of the foregoing cases such failure continues for a period of thirty (30) days (or such shorter period of time if this Lease provides for a shorter period of time) after Landlord’s receipt of written notice from Tenant of such failure, then Tenant shall have the right, but not the obligation, to complete the Landlord Work, remedy the Rent Abatement Service Failure, perform Landlord’s obligations with respect to any such Critical Services, or complete the Tenant Improvements pursuant to any Landlord-Managed Work Letter and thereafter, subject to Tenant providing Landlord with an Offset Notice set off against any Rent (otherwise due under this Lease) such actual costs incurred by Tenant in performing the Landlord Work, remedying the Rent Abatement Service Failure, performing Landlord’s obligations with respect to any such Critical Services, or completing the construction of Tenant Improvements pursuant to any Landlord-Managed Work Letter up to the full amount of such Landlord obligations. If neither Landlord nor Mortgagee pay such obligations within ten (10) days after the date of receipt of the Offset Notice, then Tenant may proceed to withhold such amounts stated in the Offset Notice against the next Rent coming due hereunder. This right of Tenant is self operative and is not subject to any other process, notice, or approval to Landlord or any lender or Mortgagee of Landlord except as expressly provided herein. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount offset or credited against Rent during any month exceed, in the aggregate, fifty percent (50%) of the Base Rent payable by Tenant for such Month; provided, however, that if such offset does not result in a full reimbursement to Tenant, any balance remaining shall accrue interest at the rate of eight percent (8%) per annum, and provided further, however, if the Term of the Lease has expired prior to Tenant being fully reimbursed through such offset procedure, then Landlord shall pay to Tenant the amount of any remaining credit within thirty (30) days after the expiration of the Term.

33.3 Offsets to include Recoupment Rights. Notwithstanding anything to the contrary contained herein, the term “offset(s)” when used in this Lease shall also be deemed to include setoff, recoupment and any state, federal and common law corollary to such rights. The Landlord acknowledges and agrees that Tenant shall have the right to recoup, offset and/or setoff any damages or claims arising hereunder notwithstanding the commencement of any insolvency proceeding, relief under Title 11 of the United States Code or the application of the automatic stay contained in 11 U.S.C. § 362.

ARTICLE 34 - ADDITIONAL PROVISIONS

34.1 Roof and Telecommunications Rights.

34.1 Current Roof Equipment. Tenant currently has certain equipment located on the roof of the Building (the “Roof,” and such existing equipment, the “Existing Roof Equipment”) pursuant to the terms of that certain Satellite Equipment and Telecommunications Equipment License dated July 22, 1999 (the “Existing Telecommunications License”) between Landlord, as successor-in-interest to Parkridge One, LLC, and Time Warner Telecom Inc., Tenant’s affiliate. A copy of the Existing Telecommunications License is attached hereto as Exhibit I. Landlord acknowledges and agrees that Tenant shall have the right, during the Term and any further extensions thereof, to continue to maintain the Existing Roof Equipment on the Roof, on the terms contained in the Existing Telecommunications License, as if Tenant were the named tenant in the Existing Telecommunications License.

34.2 Additional Roof Equipment. Tenant shall also have the right, at any time during the Term or any extensions thereof, to place up to six (6) antennas on the Roof in an area agreed upon by Landlord and Tenant, at no cost to Tenant, subject to (i) approval by Landlord in Landlord’s reasonable discretion, and (ii) approval from any and all required governmental authorities (the “Additional Roof Rights”). If any additional equipment is placed on the Roof as a result of Tenant’s exercise of its Additional Roof Rights, such equipment shall be deemed part of the Existing Roof Equipment and shall be subject to the terms and conditions contained in the Existing Telecommunications License. Additionally, and without limiting the generality of the foregoing, Tenant shall have the right, from time to time, to place additional equipment on the Roof as may be reasonably necessary for the operation of Tenant’s business in the Premises or otherwise in support of Tenant’s telecommunications use, which equipment may be of a telecommunications nature or otherwise (i.e., supplemental HVAC units or other similar non-telecommunications equipment) (any such equipment, the “Additional Roof Equipment”), subject to Landlord’s reasonable approval and so long as Tenant complies with the terms and conditions of this Lease and of the Existing Telecommunications License with respect to any such Additional Roof Equipment. The installation of any Additional Roof Equipment shall be subject to Tenant’s compliance with Article 13 hereof. Without limiting the generality of the foregoing Tenant may place other third parties’ equipment on the Roof as may be reasonably necessary for Tenant’s use, in which case such equipment will also be deemed Additional Roof Equipment, and Tenant will enter into any necessary sub-license agreements with such third-parties with respect to any such equipment. Upon the installation of any Additional Roof Equipment by Tenant, such Additional Roof Equipment shall be deemed part of the Existing Roof Equipment and shall be subject to the terms and conditions contained in the Existing Telecommunications License, to the extent applicable to such Additional Roof Equipment; provided, however, that notwithstanding anything to the contrary contained elsewhere in this Lease or in the Existing Telecommunications License, Tenant shall not be required to pay any license fees or other rent with respect to any portion of the Roof used by Tenant with respect to any such Additional Roof Equipment.

34.3 Roof Rights Exclusive. As long as Tenant leases the entirety of the Building, Tenant shall have the exclusive use of the Roof for purposes of maintaining equipment thereon; provided, however, that Landlord shall have the right to place equipment on the Roof to the extent reasonably necessary for purposes of Landlord’s management and operation of the Building so long as such equipment does not interfere with Tenant’s Existing Roof Equipment, any previously-installed Additional Roof Equipment, or with Tenant’s other rights pursuant to this Article 34. Notwithstanding the foregoing, if Tenant exercises the Early Termination Rights as described in Article 32 of this Lease, or if Tenant otherwise affirmatively elects to relinquish any portion of the Premises, Tenant will no longer have exclusive rights to the Roof, provided however, that Tenant will still be entitled to its pro rata share of useable space on the Roof (taking into account the amount of space still leased by Tenant hereunder), and further provided that Landlord will only be permitted to allow other tenants to use their pro rata share of useable space on the Roof for their own purposes, and not for the purposes of allowing third parties to utilize the Roof or any portion thereof. Without limiting any of the foregoing, in no event shall Landlord have the right to allow other parties (other than other tenants, and then only for such other tenants’ operations) to use any portion of the Roof for purposes of installing, maintaining and/or operating any type of television, cable, cellular or other telecommunications antenna and/or satellite dishes or any other similar types of equipment attendant to similar operations, whether or not Landlord charges such parties therefor. In connection with the foregoing, prior to the Commencement Date, Landlord shall remove from the Roof any equipment belonging to any third parties not currently tenants of the Building and make any repairs to the Roof which are necessary as a result of such removal. Additionally, as long as Tenant is the largest tenant in the Building, and notwithstanding anything to the contrary contained in this Article 34 or in the Existing Telecommunications License, Landlord shall have no right to designate where any Existing Roof Equipment or Additional Roof Equipment is installed on the Roof (so long as such installation is installed in compliance with all Laws), nor to relocate any Existing Roof Equipment or Additional Roof Equipment once the same is installed. Notwithstanding the foregoing, however, Landlord may elect to relocate all or any part of the Existing Roof Equipment or Additional Roof Equipment to a new location on the roof upon thirty (30) days advance written notice to Tenant which relocation shall be at the sole cost and expense of Landlord. Additionally, any such relocation shall be done in a manner so as to minimize disruption to Tenant’s operations and the operations of the Existing Roof Equipment or Additional Roof Equipment.

34.4 Other Telecommunications Rights. Tenant shall also have the right, subject to the reasonable approval by Landlord and Tenant’s compliance with all Laws, to construct, install, operate and maintain, on, across, through and/or under other areas of the Property, any and all other equipment that may be deemed reasonably necessary by Tenant in connection with its operation of telecommunications facilities at the Premises, including without limitation any equipment that may be necessary to allow the Premises to be used as a “hub” or “switch site.”

34.5 Generator Rights. Tenant, at its sole cost and expense, subject to Landlord’s approval with respect to location and screening, which shall not be unreasonably withheld, conditioned or delayed, and subject to Tenant’s compliance with any design guidelines and covenants, conditions and restrictions applicable thereto, shall have the right to install one or more generators and related equipment (all, collectively, the “Generator”) outside the Building to support Tenant’s emergency UPS and other electrical requirements. The installation thereof shall be subject to Tenant’s compliance with Article 13 hereof. Tenant shall keep, maintain and operate the Generator at its sole risk, cost and expense, in good condition and repair at all times, in compliance with all Laws and reasonable requirements of Landlord’s insurer. Tenant shall upon expiration of the Term (or any applicable extensions thereof), at Tenant’s option, either surrender the Generator in good condition and repair or remove the Generator and promptly repair any damage caused thereby. Tenant shall indemnify and hold Landlord harmless from any claims of costs, damages or expenses (including reasonable attorney’s fees) arising directly or indirectly from the Generator. Landlord shall have no obligations of any kind or nature with respect to the Generator and makes no representations, covenants or warranties of any kind or nature regarding the Generator and its compliance with Laws or other requirements or its suitability for any particular purposes. Tenant shall not be required to pay any license fees or other rent with respect to any portion of the Property used for the Generator.

34.6 Other Rights to Use Common Areas of Property for Additional Equipment.

a. General Provisions. Tenant, at its sole cost and expense, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and subject to Tenant’s compliance with any design guidelines and covenants, conditions and restrictions applicable thereto, shall have the right to install additional equipment related to Tenant’s use of and operations at the Premises (e.g., chillers, condensers, or other similar equipment) (all, collectively, the “Additional Equipment”), outside the Building. The installation of any such Additional Equipment shall be subject to Tenant’s compliance with Article 13 hereof. Tenant shall keep, maintain and operate the Additional Equipment at its sole risk, cost and expense, in good condition and repair at all times, in compliance with all Laws and reasonable requirements of Landlord’s insurer. Tenant shall upon expiration of the Term (or any applicable extensions thereof), at Tenant’s option, either surrender the Additional Equipment in good condition and repair or remove the Additional Equipment, and promptly repair any damage caused thereby. Tenant shall indemnify and hold Landlord harmless from any claims of costs, damages or expenses (including reasonable attorney’s fees) arising directly or indirectly from the Additional Equipment. Landlord shall have no obligations of any kind or nature with respect to the Additional Equipment and makes no representations, covenants or warranties of any kind or nature regarding the Additional Equipment and its compliance with Laws or other requirements or its suitability for any particular purposes. Tenant shall not be required to pay any license fees or other rent with respect to any portion of the Property used for any Additional Equipment.

b. Common Area Rights Exclusive. As long as Tenant is the largest tenant in the Building, Tenant shall have the exclusive use of the Property for purposes of maintaining equipment thereon; provided, however, that Landlord shall have the right to place equipment on the Property to the extent reasonably necessary for purposes of Landlord’s management and operation of the Property so long as such equipment does not interfere with Tenant’s Existing Roof Equipment or Additional Roof Equipment or with Tenant’s other rights pursuant to Section 34.1, Section 34.2, or Section 34.3 or contained elsewhere in this Lease, including without limitation the exclusive rights for Tenant’s Signage on and around the Building and Property as more fully set forth in Article 12 hereof. Without limiting the foregoing, in no event shall Landlord have the right to allow other parties to use any portion of the Property for purposes of installing, maintaining and/or operating any type of television, cable, cellular or other telecommunications antenna and/or satellite dishes or any other similar types of equipment attendant to similar operations, nor to allow any other parties to advertise on the Property, via billboards or other signage, whether or not Landlord charges such parties therefor.

34.7 Current Storage Rights. Tenant currently has the right to build storage space pursuant to the terms of that certain Storage License which is attached hereto as Exhibit J (the “Existing Storage License”). At all times during the Term (and any extensions thereof), Tenant shall continue to have the right to build storage space on and subject to the terms contained in the Existing Storage License provided, however, that notwithstanding anything to the contrary contained elsewhere in this Lease or in the Existing Storage License, Tenant shall not be required to pay any license fees or other rent with respect to any portion of the Property utilized by Tenant pursuant to the terms of the Existing Storage License.

34.8 Press Releases and Publicity. Tenant reserves the right to control any and all publicity which specifically references by name Tenant’s leasing of office space within the Building. Landlord agrees if it or any of its affiliates or agents issue any press release or other publicity containing information regarding Tenant or this Lease, then Landlord shall obtain Tenant’s prior approval thereof, which shall not be unreasonably delayed or withheld.

34.9 Landlord Lien Waiver. Landlord agrees that it will, if requested, at no expense to Landlord, acknowledge for the benefit of any third-party lender, with respect to personal property or trade fixtures of Tenant, that Landlord does not have, and Tenant has not granted to Landlord, a lien in such personal property or trade fixtures, including any Generator, any Additional Equipment, and any other fixture of Tenant that is not the property of Landlord in accordance with the terms of this Lease.

34.10 Tenant’s Right to Protest Taxes. So long as Tenant is the largest tenant in the Building and only if Landlord is not otherwise appealing the assessment of Taxes, Tenant shall have the right to require Landlord, by written notice to Landlord given not less than thirty (30) days before the last date for filing any necessary protest or petition or taking any other necessary action, to initiate and prosecute any proceeding for the purpose of reducing the assessed valuation of the Property for tax purposes (“Tax Protest”). If Tenant elects to have Landlord initiate the Tax Protest, Landlord shall, in consultation and coordination with Tenant and any of Tenant’s advisors, cause such Tax Protest to be filed and prosecuted. To the extent allowable by Law and only with Landlord’s express approval, and at Tenant’s option to be exercised at the time of the initial notice to Landlord, Tenant shall be permitted to file the Tax Protest in its own name and to prosecute such Tax Protest to conclusion. Tenant acknowledges that if it requests that Landlord file a Tax Protest, Tenant shall be responsible to fund the actual and reasonable fees and costs required to contest said taxes. Any refund of monies resulting from such proceeding which may have been paid by Tenant shall be refunded by Landlord to Tenant pursuant to the terms of this Lease. If at any time during the Term Tenant is not then the largest tenant in the Building, and if Landlord is not otherwise appealing the assessment of Taxes and if the assessment of the Property for Taxes by Douglas County, Colorado (or any other applicable governmental entity having jurisdiction) in any year exceeds 105% of the prior year’s assessment, then upon prompt and timely receipt of Tenant’s request, Landlord will appeal such assessment and the reasonable cost of any appeal shall be an Operating Expense. Tenant’s rights to refund under this Section 34.10, if any, shall survive the expiration or termination of this Lease. If Tenant does not elect to require Landlord to file a Tax Protest for any particular tax year, but Landlord files a Tax Protest on its own behalf, Landlord shall give Tenant written notice of the same, and Landlord shall allow Tenant to reasonably participate with Landlord in such Tax Protest at Tenant’s sole cost.

34.11 Tenant’s Right to Designate Janitorial Service Provider for the Premises. At any time during the Term, regardless of the amount of rentable square footage leased by Tenant in the Building, Tenant shall have the right, upon thirty (30) days’ prior notice to Landlord, to elect to provide janitorial, trash removal and other similar cleaning services to the Premises (the “Janitorial Services”) utilizing a janitorial service provider designated by Tenant (the “Janitorial Service Provider”); provided, however, that if Tenant so elects to provide its own Janitorial Services to the Premises, it must elect to provide such Janitorial Services to the entirety of the then-current Premises leased by Tenant hereunder. Tenant’s designation of a Janitorial Service Provider shall be subject to the terms and conditions contained in Section 1.19(a) as if Tenant were the sole tenant of the Building, except that (a) in the event that Tenant is no longer the sole tenant in the Building, Tenant will not be required to cease providing its own Janitorial Services to the Premises using its designated Janitorial Service Provider, and (b) Tenant will have the right, at any time during the Term (or any extensions thereof), upon at least sixty (60) days’ prior written notice to Landlord, to cease providing Janitorial Services to the Premises and to elect instead to have Landlord provide Janitorial Services to the Premises. If Tenant is not the sole tenant in the Building, at any time that Tenant is providing its own Janitorial Services to the Premises, Tenant will pay its designated Janitorial Service Provider directly for the Janitorial Services, but the Base Year expenses will be modified to remove therefrom any costs associated with the provision of standard Janitorial Services to the Premises, and in addition, Tenant will only be required to pay its Percentage Share of Operating Expenses as pertains to Janitorial Services provided to the Common Areas (i.e., any services provided to other tenants’ space shall not be included in such calculation). All such modifications as set forth in the preceding sentence shall be made in accordance with generally accepted accounting principles, or if not addressed in generally accepted accounting principles, then using sound real estate accounting principles, in either event, such principles to be consistently applied (the “Accounting Standard”). In all events, Tenant shall require its Janitorial Service Provider to provide Janitorial Services that are reasonably consistent with the then-current janitorial specifications pertaining to Janitorial Services that are then being provided for the remainder of the Building.

34.12 Tenant’s Right to Designate Security Services for the Premises. Landlord acknowledges and agrees that Tenant currently provides its own security services to the Current Premises and the First Floor Premises, consisting of a combination of on-site uniformed safety personnel, cameras, key-card access locks, and other similar systems (the “Tenant Security Services”), all at Tenant’s cost and expense. Landlord agrees that Tenant shall be entitled, but not obligated, to maintain the Tenant Security Services throughout the Term of the Lease and any extensions thereof, regardless of the amount of rentable square footage leased by Tenant in the Building. Tenant shall also have the right to modify the Tenant Security Services at any time, subject to Tenant’s compliance with any applicable terms and conditions of this Lease and applicable Law (such as obtaining Landlord’s approval if such modification would result in an Alteration that requires Landlord’s approval); provided, however, that if Tenant elects to provide Tenant Security Services to the Premises, it must elect to provide such Tenant Security Services to the entirety of the then-current Premises leased by Tenant hereunder. So long as Tenant is the sole tenant of the Building, Tenant may also elect to provide the Tenant Security Services to the entirety of the Property, including without limitation the exterior of the Building (including providing for key card access for Building entry, if desired by Tenant), the Building elevator lobby (including providing for a security desk or other controlled access check point in the lobby of the Building provided, however, that Tenant may be required to restore the Building elevator lobby to the condition existing as of the date of this Lease, reasonable wear and tear and casualty excepted, pursuant to the provisions of Article 13.2 above), the Building’s parking facilities, and any other areas of the Property. If at any time Tenant is not the sole tenant in the

Building, Landlord and Tenant shall cooperate to ensure that the then-current Tenant Security Services work in concert with any security or other life-safety services provided by Landlord and that the then-current Tenant Security Services do not unreasonably impede access by other tenants of the Building to their premises. In addition, if Tenant is no longer the sole tenant in the Building, Tenant will continue to pay for the Tenant Security Services, but the Base Year expenses will be modified to remove therefrom any costs associated with the provision of Landlord security services (if any) to the Premises, and in addition, Tenant will only be required to pay its Percentage Share of Operating Expenses as pertains to Landlord-managed security services (if any) provided to the Common Areas (i.e., any services provided to other tenants’ space shall not be included in such calculation). All such modifications as set forth in the preceding sentence shall be made in accordance with the Accounting Standard.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date first above written.

LANDLORD:

LBA REALTY FUND III-COMPANY II, LLC,

a Delaware limited liability company

By:	LBA Realty Fund III, L.P.,
a Delaware limited partnership, its sole Member and Manager

	By:	LBA Management Company III, LLC,
a Delaware limited liability company its General Partner

		By:	LBA Realty LLC,
a Delaware limited liability company, its Manager

By: LBA Inc., a California corporation, its Managing Member

			By:	/s/ Phil A. Belling
			Name:	Phil A. Belling
			Title:	Managing Partner

TENANT:

tw telecom holdings inc., a Delaware corporation

By:	/s/ Charles M. Boto
Name:	Charles M. Boto
Title:	President, Real Estate

EXTENSION OPTION

RIDER NO. 1 TO LEASE

This Rider No. 1 is made and entered into by and between LBA REALTY FUND III-COMPANY II, LLC a Delaware limited liability company (“Landlord”), and tw telecom holdings inc., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Landlord hereby grants to Tenant two (2) options (collectively, the “Extension Options”, and each, an “Extension Option”) to extend the Term of the Lease for two (2) additional periods of five (5) years (collectively, the “Option Terms”, and each, an “Option Term”), on all the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for only the Monthly Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2. An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease or expiration of the first Option Term, as applicable. Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

3. Tenant may elect to exercise its Extension Options for (a) the entire Premises, or (b) any one or more contiguous floors, including partial floors then occupied by Tenant, so long as the total rentable area to be renewed is at least sixty percent (60%) of the rentable area of the Premises at the time Tenant exercises either Extension Option. If Tenant is renewing a full floor and a portion of another floor, the portions to be renewed and the portions to be surrendered as to any partially occupied floor only shall be of a size and configuration reasonably acceptable to Landlord and no event shall any portion surrendered or renewed be less than twenty-five percent (25%) of the aggregate rentable area of such floor. Tenant shall surrender all such space in accordance with the terms of the Lease and Landlord shall pay all reasonable costs of Landlord incurred in constructing demising walls, hallways or entries with respect to such surrendered space. If Tenant gives timely notice of its exercise of either Extension Option within the specified time period, and if Tenant does not indicate its election to renew the Lease for a portion of the Premises as provided herein, then Tenant shall be deemed to have exercised said Extension Option for the entirety of the then current Premises.

FAIR MARKET RENTAL RATE

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between LBA REALTY FUND III-COMPANY II, LLC a Delaware limited liability company (“Landlord”), and tw telecom holdings inc., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. The term “fair market rental rate” as used in this Rider and any Rider attached to the Lease means the annual amount of base rent per square foot under a full service / gross office lease structure including all the same level of building services as are set forth in Section 1.19 of the Lease, including and together with a new Base Year amount, that third party landlords and tenants, acting at arms length, have contracted in writing to pay as evidenced by fully executed lease agreements or lease amendments for offices space having been completed in year immediately prior to the date of Tenant’s Extension Notice for Comparable Buildings. For all the purposes of this Lease, a Comparable Building shall mean only those office buildings of similar age, location, design, and quality located in the southeast Denver Metropolitan area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term) and taking into full and equitable deductive account all transaction costs then typically incurred by landlords in Comparable Buildings including but not limited to a) real estate brokerage fees, b) tenant improvement allowances funded by landlord’s as are then prevalent in comparable lease transactions, c) parking charges or the absence thereof, d) free rent, and e) miscellaneous cash allowances for items such as moving, cabling, consulting, furniture, fixtures and equipment. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but fully and equitably accounting for, the specified economic considerations described above.

2. After Landlord receives Tenant’s Extension Notice, Landlord shall make a good faith determination of Monthly Base Rent is to be based on the fair market rental rate for the Premises and Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s disapproval thereof. If within Tenant’s Review Period Tenant reasonably objects to, or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than fifteen (15) business days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), then Tenant shall have the option, by giving Landlord written notice within ten (10) days after the Outside Agreement Date, to either withdraw its Extension Notice, in which case Tenant’s exercise of its Extension Option shall be deemed null, void and of no further effect, or to elect to proceed to arbitration as provided below. If Tenant elects to proceed to arbitration, then the procedures set forth below shall apply.

(a) Within ten (10) business days after Tenant elects arbitration as provided above, Landlord and Tenant shall each appoint one (1) independent broker who shall be a licensed commercial real estate broker with at least five (5) years full-time experience leasing office space in the southeast suburban corridor of the Denver, Colorado metropolitan area (the “Qualified Broker”).

(b) The two (2) Qualified Brokers so appointed shall within ten (10) business days of the date of the appointment of the last Qualified Broker agree upon and appoint a third Qualified Broker.

(c) The three (3) Qualified Brokers shall within ten (10) business days of the appointment of the third Qualified Broker determine the fair market rental rate in accordance with the parameters set forth in the following sentences. If all of such Qualified Brokers cannot agree on the fair market rental rate but two (2) of the brokers can so agree, then the fair market rental rate as determined by such two (2) Qualified Brokers shall be controlling. If none of the Qualified Brokers can agree on the fair market rental rate within such time period, then an average shall be taken of the two (2) closest determinations thereof and such average shall be controlling (except that if the median of the three rates provided by the Qualified Brokers is also the average of the three, it shall be controlling).

(d) The decision of the Qualified Brokers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint a Qualified Broker within the time period specified in subsection (a) hereinabove, the Qualified Broker appointed by one of them shall appoint the second Qualified Broker, and such two (2) Qualified Brokers will proceed to appoint a third Qualified Broker as set forth above.

(e) If the two (2) Qualified Brokers fail to agree upon and appoint a third Qualified Broker, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the District Court of Arapahoe County, Colorado to appoint a third Qualified Broker. The third Qualified Broker, however selected, shall be a person who has not previously acted in any capacity for ether party.

(f) The cost of each party’s Qualified Broker shall be the responsibility of the party selecting such Qualified Broker, and the cost of the third Qualified Broker shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of a controlling fair market rental rate by the commencement of the applicable Option Term, then Tenant shall continue to pay Monthly Base Rent in the same amount as it was paying prior to the expiration of the initial Term (or prior Option Term, as applicable) until such time as the fair market rental rate is determined, with appropriate adjustments to be made once the fair market rental rate is so established by the Qualified Brokers. The parties shall enter into an amendment to this Lease confirming the terms of the decision.